Exhibit 10.10

OFFICE LEASE
760 MARKET STREET
SAN FRANCISCO, CALIFORNIA
PHELAN BUILDING LLC,
a Delaware limited liability company
as Landlord,
and
FIGMA, INC.,
a Delaware corporation,
as Tenant.

ARTICLE 1 PREMISES, BUILDING, PROJECT AND COMMON AREAS		4
1.1	Premises, Building, Project and Common Areas	4
1.2	Rentable Square Feet of Premises and Building	5

ARTICLE 2 LEASE TERM		5
2.1	In General	5
2.2	Reserved	6
2.3	Reserved	6

ARTICLE 3 BASE RENT		6
3.1	In General	6
3.2	Reserved	7
3.3	Electricity to the Premises	7

ARTICLE 4 ADDITIONAL RENT		7
4.1	General Terms	7
4.2	Definitions of Key Terms Relating to Additional Rent	8
4.3	Cost Pools	14
4.4	Calculation and Payment of Additional Rent	14
4.5	Taxes and Other Charges for Which Tenant Is Directly Responsible	16
4.6	San Francisco Commercial Rent Tax for Childcare and Early Education	16

ARTICLE 5 USE OF PREMISES		16
5.1	Permitted Use	16
5.2	Prohibited Uses	16

ARTICLE 6 SERVICES AND UTILITIES		17
6.1	Standard Tenant Services	17
6.2	Overstandard Tenant Use	18
6.3	Interruption of Use	18

ARTICLE 7 REPAIRS		19
7.1	By Tenant	19
7.2	By Landlord	20
7.3	Landlord’s Entry Rights	20

ARTICLE 8 ADDITIONS AND ALTERATIONS		20
8.1	Landlord’s Consent to Alterations	20
8.2	Manner of Construction	21
8.3	Payment for Improvements	22
8.4	Construction Insurance	22
8.5	Landlord’s Property	23

i

ARTICLE 9 COVENANT AGAINST LIENS		23

ARTICLE 10 INSURANCE		24
10.1	Indemnification and Waiver	24
10.2	Tenant’s Compliance With Landlord’s Fire and Casualty Insurance	24
10.3	Tenant’s Insurance	24
10.4	Landlord’s Insurance	26
10.5	Certificates, Subrogation and Other Matters	26
10.6	Waiver of Claims; Waiver of Rights of Recovery	26

ARTICLE 11 DAMAGE AND DESTRUCTION		27
11.1	Repair of Damage to Premises by Landlord	27
11.2	Final Two Years of Lease Term	28
11.3	Tenant’s Termination Right	28
11.4	Waiver of Statutory Provisions	29

ARTICLE 12 NONWAIVER		29

ARTICLE 13 CONDEMNATION		30

ARTICLE 14 ASSIGNMENT AND SUBLETTING		31
14.1	Transfers	31
14.2	Landlord’s Consent	31
14.3	Transfer Premium	33
14.4	Effect of Transfer	34
14.5	Additional Transfers	34
14.6	Occurrence of Default	35
14.7	Permitted Transfers	35
14.8	Restrictions	36
14.9	Business Affiliates	37

ARTICLE 15 SURRENDER OF PREMISES: OWNERSHIP AND REMOVAL OF TRADE FIXTURES		37
15.1	Surrender of Premises	37
15.2	Removal of Tenant Property by Tenant	37

ARTICLE 16 HOLDING OVER		38

ARTICLE 17 ESTOPPEL CERTIFICATES		38

ARTICLE 18 SUBORDINATION		39

ARTICLE 19 DEFAULTS; REMEDIES		40

19.1	Events of Default	40
19.2	Remedies Upon Default	41
19.3	Subleases of Tenant	42
19.4	Efforts to Relet	42

ARTICLE 20 COVENANT OF QUIET ENJOYMENT		42

ARTICLE 21 DEPOSIT		43
21.1	Deposit	43
21.2	Letter of Credit	43
21.3	Application of Deposit	43
21.4	Replenishment of Letter of Credit	44
21.5	Waiver of Rights	44
21.6	Refund of Deposit	44
21.7	Transfer of Deposit	44
21.8	Reserved	44

ARTICLE 22 COMMUNICATIONS AND COMPUTER LINES		45

ARTICLE 23 SIGNS		45
23.1	Full Floors	45
23.2	Reserved	45
23.3	Prohibited Signage and Other Items	45
23.4	Building Directory	46

ARTICLE 24 COMPLIANCE WITH LAW		46

ARTICLE 25 LATE CHARGES		46

ARTICLE 26 LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT		47
26.1	Landlord’s Cure	47
26.2	Tenant’s Reimbursement	47

ARTICLE 27 ENTRY BY LANDLORD		47

ARTICLE 28 BUILDING ACCESS		48

ARTICLE 29 CONDOMINIUM		49
29.1	Condominium Documents	49
29.2	Rules and Regulations	50
29.3	Intentionally Deleted	50
29.4	Modification	50

29.5	Responsible Party	50
29.6	Condominiumization	50

ARTICLE 30 MISCELLANEOUS PROVISIONS		51
30.1	Terms; Captions	51
30.2	Binding Effect	51
30.3	No Air Rights	51
30.4	Modification of Lease	52
30.5	Transfer of Landlord’s Interest	52
30.6	Prohibition Against Recording	52
30.7	Landlord’s Title	52
30.8	Relationship of Parties	52
30.9	Application of Payments	52
30.10	Time of Essence	52
30.11	Partial Invalidity	53
30.12	No Warranty	53
30.13	Exculpation	53
30.14	Allocation of Risks	54
30.15	Entire Agreement	54
30.16	Right to Lease	54
30.17	Force Majeure	54
30.18	Waiver of Redemption by Tenant	54
30.19	Notices	55
30.20	Joint and Several	55
30.21	Authority	55
30.22	Attorneys’ Fees	55
30.23	Governing Law; Waiver Of Jury Trial	56
30.24	Submission of Lease	56
30.25	Brokers	56
30.26	Independent Covenants	56
30.27	Project or Building Name, Address and Signage	56
30.28	Counterparts	56
30.29	Confidentiality	56
30.30	Building Renovations	57
30.31	No Violation	57
30.32	Asbestos Disclosures	57
30.33	OFAC Compliance	57
30.34	GAAP	59
30.35	Lease Contingency	59
30.36	Certified Access Specialist	59

ARTICLE 31 RESERVED	59

ARTICLE 32 RESERVED	59

EXHIBITS
A-1	OUTLINE OF PREMISES
A-2	DESCRIPTION OF LAND
B	RESERVED
C	NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	CALIFORNIA ASBESTOS NOTICE
G	TENANT CONSTRUCTION GUIDELINES
H	CERTIFICATE OF INSURANCE
I	BASE RENT SCHEDULE
J	RESERVED
v

760 MARKET STREET
OFFICE LEASE — FULL SERVICE LEASE
This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between PHELAN BUILDING LLC, a Delaware limited liability company (“Landlord”), FIGMA, INC., a Delaware corporation (“Tenant”).
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Effective Date:	The date the Lease is fully executed by the parties: April 28, 2021.

2. Premises (Article 1):

2.1 Building:	That certain eleven (11) story office building located at 760 Market Street, San Francisco, California.

2.2 Premises:
The premises shall initially contain i) approximately 24,279 rentable square feet of space, comprising the entire seventh (7th) floor of the Building (the “Seventh Floor Premises”) and ii) approximately 24,320 rentable square feet of space, comprising the entire tenth (10th) floor of the Building (the “Tenth Floor Premises”), all as further set forth in the attached Exhibit A-1 to the Lease. Approximately 24,438 rentable square feet of space, comprising the entire fifth (5th) floor of the Building (the “Fifth Floor Premises”) shall be added to the Premises on the Fifth Floor Premises Delivery Date.

3. Lease Term (Article 2):

3.1 Length of Term:	Approximately two (2) years and three (3) months from the Rent Commencement Date.

3.2 Delivery Date:
The later of July 1, 2022 and the date upon which Landlord delivers possession of the Seventh Floor Premises and Tenth Floor Premises to Tenant in accordance with this Lease, which date is expected to be July 1, 2022. The parties acknowledge that Tenant, as sublessee, and Credit Karma, Inc., as Sublessor, have or will concurrently with this Lease, enter into a Sublease (the “Sublease”) for the sublease of the Premises. Tenant shall be in possession of the Seventh Floor Premises and Tenth Floor Premises pursuant to the Sublease and such possession shall not trigger the Delivery Date, In the event Sublessor holds over in the Seventh Floor Premises and/or Tenth Floor Premises, Landlord shall make good faith efforts to remove Sublessor from the applicable Premises Sublessor is holding over in. Notwithstanding the foregoing, Tenant shall not hold Landlord liable if Sublessor does not surrender any portion of the Premises prior to the applicable Delivery Date.

3.3 Rent Commencement Date:	The Delivery Date.

3.4 Lease Expiration Date:	September 30, 2024

3.5 Fifth Floor Premises Delivery Date:	The later of November 1, 2023 and the date upon which Landlord delivers possession of the Fifth Floor Premises to Tenant in accordance with this Lease, which date is expected to be November 1, 2023. The parties acknowledge that Tenant shall be in possession of the Fifth Floor Premises pursuant to the Sublease and such possession shall not trigger the Fifth Floor Premises Delivery Date.

4. Base Rent (Article 3):
Commencing on the Rent Commencement Date, Tenant shall pay to Landlord a base rent of $93.73 per rentable square foot per annum for the Seventh Floor Premises and Tenth Floor Premises, which shall be increased by three percent (3%) every Lease Year after the first full Lease Year. Commencing on the Fifth Floor Premises Delivery Date, Tenant shall pay to Landlord a base rent of $96.54 per rentable square foot per annum for the Fifth Floor Premises, which shall be increased by three percent (3%) every Lease Year after the first full Lease Year. Base Rent is further described herein below and on Exhibit I attached hereto (“Base Rent”).

Subject to Section 3.2 of the Lease.

5. Base Year (Article 4):	Calendar Year 2022 for the Seventh Floor Premises and Tenth Floor Premises. Calendar Year 2024 for the Fifth Floor Premises. The parties acknowledge that, since the Lease Expiration Date occurs during the Base Year for the Fifth Floor Premises, Tenant shall not be obligated to pay Direct Expenses with respect to the Fifth Floor Premises during the Term (unless the Term is mutually extended by both parties).

6. Tenant’s Share (Article 4):
19.62% for the Seventh Floor Premises and Tenth Floor Premises. 9.87% for the Fifth Floor Premises.
The foregoing calculations are based on the office portion of the Building gross rentable area of 247,660 square feet.

7. Permitted Use (Article 5):	General office, administrative and storage use consistent with a first-class office building, as further described in Article 5 herein, and for no other use or purpose.

8. Deposit (Article 21):	$1,728,607.00 pursuant to Article 21 herein.

9. Address of Tenant (Section 30.19):	Prior to the Delivery Date: [***] Following the Delivery Date: [***] With an email copy to: Valence Law Group, PC [***]

10. Address of Landlord (Section 30.19):	See Section 30.19 of the Lease.

11. Broker (Section 30.25):	Newmark Knight Frank and Jones Lang Lasalle
ARTICLE 1
PREMISES, BUILDING, PROJECT AND COMMON AREAS
1.1    Premises, Building, Project and Common Areas.
1.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A-1 attached hereto and the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A-1 is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project”, as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant shall accept the Seventh Floor Premises and Tenth Floor Premises, as those terms are defined in Section 2.2 of the Summary, in its “as-is” condition as of the Delivery Date. Tenant shall accept the Fifth Floor Premises, as that term is defined in Section 2.2 of the Summary, in its “as-is” condition as of the Fifth Floor Premises Delivery Date Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the

Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business.
1.1.2    The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land described in Exhibit A-2 (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord’s discretion, any additional contiguous real property, areas, land, buildings or other improvements added thereto outside of the Project, provided in the event of any such addition, the quality and nature of the Project shall be of a first-class nature and shall remain consistent with that of comparable buildings.
1.1.3    Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Exhibit D of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole and reasonable discretion of Landlord and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time, provided the same do not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided the same do not adversely affect Tenant’s use of, and access to, the Premises.
1.2    Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” in the Premises and the Building has been stipulated pursuant to the provisions of the Summary of Basic Lease Information above. Such square footage shall not be subject to change throughout the Lease Term, as the same may be extended pursuant to the terms of this Lease, unless the actual size of the Premises or Building, as applicable, is increased or reduced pursuant to an expansion or a contraction thereof.
ARTICLE 2
LEASE TERM
2.1    In General. The terms and provisions of this Lease shall be effective as of the Effective Date. The term of this Lease (the “Lease Term” or “Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Delivery Date”), and shall terminate on the date set forth in Section 3.4 of the Summary

(the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. The payment of Base Rent shall commence on the date set forth in Section 3.3 of the Summary (the “Rent Commencement Date”). For purposes of this Lease, with respect to the Seventh Floor Premises and Tenth Floor Premises, the term “Lease Year” shall mean, for the first Lease Year, the period commencing on the Rent Commencement Date and ending on the last day of the month in which the first anniversary of the Rent Commencement Date occurs; and for any subsequent Lease Year, each successive twelve (12) month period occurring thereafter. For purposes of this Lease, with respect to the Fifth Floor Premises, the term “Lease Year” shall mean, for the first Lease Year, the period commencing on the Fifth Floor Premises Delivery Date and ending on the last day of the month in which the first anniversary of the Fifth Floor Premises Delivery Date occurs; and for any subsequent Lease Year, each successive twelve (12) month period occurring thereafter. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof. Tenant’s failure to execute and return such notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein. If for any reason Landlord is unable to deliver to Tenant the Seventh Floor Premises and Tenth Floor Premises by the Delivery Date, or if Landlord is unable to deliver the Fifth Floor Premises by the Fifth Floor Premises Delivery Date (as set forth herein above), this Lease shall remain in full force and effect and Tenant shall have no claim against Landlord by reason of any such delay.
2.2    Reserved.
2.3    Reserved.
ARTICLE 3
BASE RENT
3.1    In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the address set forth below, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, “Base Rent” as set forth in Section 4 of the Summary, payable in equal monthly installments, in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever unless expressly provided in this Lease. The Base Rent for the first (1st) full month of the Lease Term for the Seventh Floor Premises and Tenth Floor Premises shall be paid to Landlord at the time of Tenant’s execution of this Lease. If any Rent payment date falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. Notwithstanding anything herein to the contrary, Tenant may also pay Base Rent and other amounts required to be paid by Tenant hereunder through ACH or other form of electronic transfer, and Landlord shall cooperate with Tenant to establish that manner of payment by Tenant. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Tenant shall remit all rent payments to:
[***]
[***]
3.2    Reserved.
3.3    Electricity to the Premises. The Base Rent payable by Tenant under this Lease is “net of electricity”. Landlord shall contract directly with the utility provider from and after the Delivery Date for the Premises, and after the Fifth Floor Premises Delivery Date for the Fifth Floor Premises, and will invoice Tenant on a monthly basis for the cost of electricity provided to the Premises as measured by submeters installed therein, without any mark-up, except for Landlord’s actual costs. Landlord’s failure to invoice Tenant for such electricity usage shall not be deemed to be a waiver of Tenant’s obligation to pay to Landlord for the cost of electricity utilized in the Premises which shall be a continuing obligation of Tenant whether or not timely invoiced. Landlord will provide electrical capacity to the Premises of at least six (6) watts per rentable square foot of the Premises (inclusive of the HVAC system therein). Electricity for elevators is measured on a separate Building panel.
ARTICLE 4
ADDITIONAL RENT
4.1    General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year,” as that term is defined in Section 4.2.3 below, which results in the Direct Expenses for such Expense Year being lower than the Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. For clarification, Tenant’s obligation to pay Tenant’s Share of Direct Expenses for the Seventh Floor Premises and Tenth Floor Premises shall commence on the later of the Rent Commencement Date and January 1, 2023, and since the Lease Expiration Date occurs during the Base Year for the Fifth Floor Premises, Tenant shall not be obligated to pay Direct Expenses with respect to the Fifth Floor Premises during the initial Term (unless the Term is mutually extended by both parties). Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. Notwithstanding anything to the contrary, Tenant shall not be responsible for any Additional

Rent attributable to any calendar year which are first billed to Tenant more than twenty-four (24) months after the expiration of the applicable calendar year.
4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1    “Base Year” shall mean the period set forth in Section 5 of the Summary.
4.2.2    “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”
4.2.3    “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Tenn expires.
4.2.4    “Operating Expenses” shall mean all reasonable expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, in accordance with generally accepted accounting principles, consistently applied, it being agreed that Landlord’s recovery of Operating Expenses shall be without any component of profit or other mark-up to Landlord. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (excluding electricity to the Premises, which will be submetered and billed directly to Tenant as set forth in Section 3.3 above), the cost of operating, repairing, maintaining, and renovating the Project’s utility, telephone, life safety, mechanical, plumbing, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project pursuant to Section 10.4 as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) Intentionally Deleted; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project as a whole (as opposed to being in connection with specific tenants, occupants, premises or disputes); provided, however, that the total amount of such fees and costs shall not exceed four percent (4) of gross receipts for the Building; (vii) payments under any equipment rental agreements and the fair rental value of any management office space located in the Building (and the actual rental and other costs if located outside of the Building); (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (not above the level of property manager, project manager, tenant coordinator, or the like and specifically not to include an asset manager or portfolio manager) engaged in the accounting, building management, collection of accounts and payment of expenses, operation, maintenance and security of the Project (pro-rated if any of such persons are not full time at the Project); (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement (amortized over manufacturer-designated useful life) of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization at Landlord’s then current cost of money, not to exceed an annual interest rate of ten percent (10%), over the useful life (as determined by in accordance with generally accepted accounting principles consistently applied) of the applicable item of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to cause a net reduction in current or future Operating Expenses (but only to the extent of actual savings), or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or anticipated conservation programs mandated by governmental authority from and after the Rent Commencement Date, or (C)) that are required under any governmental law or regulation which arises or becomes effective after the Rent Commencement Date (collectively, “Permitted Capital Expenditures”); provided, however, that any Permitted Capital Expenditure shall be amortized at Landlord’s then current cost of money, not to exceed an annual interest rate of ten percent (10%), over the useful life (as determined by in accordance with generally accepted accounting principles consistently applied) of the applicable item; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in, Section 4.2.5, below, (xv) Intentionally deleted, and (xvi) payments under any recorded easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the Project, and recorded reciprocal easement agreements affecting the Project, and any recorded agreements with transit agencies affecting the Project (collectively, “Underlying Documents”). In addition, if Landlord incurs, subsequent to an applicable Base Year, costs or expenses associated with or relating to separate categories or subcategories of Operating Expenses which were not separate categories or subcategories of Operating Expenses during the entire Base Year, Operating Expenses for such Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such separate categories or subcategories of Operating Expenses been incurred in Operating Expenses during the entire Base Year. By way of example (x) if Landlord does not maintain earthquake insurance coverage during any portion of the Base Year but subsequently procures earthquake insurance coverage, the cost of Landlord’s earthquake insurance coverage cannot be included in Operating Expenses for any calendar year unless the Base Year Operating Expenses are simultaneously adjusted to include the amount Landlord would have incurred during the Base Year in procuring and maintaining such coverage, (y) in the event any portion of the Building is covered by a warranty at any time during the Base Year, Base Year Operating Expenses shall be deemed increased by such amount as Landlord would have incurred during the Base Year with respect to the items or matters covered by the subject warranty had such warranty not been in effect at the time during the Base Year, and (z) any additional annual premium resulting from any new forms of insurance, any increase in insurance limits or coverage, or any decrease in deductibles in any year after the Base Year, shall be deemed to be included in Base Year Operating Expenses. Notwithstanding anything herein to the contrary, for purposes of this Lease, Operating Expenses shall not, however, include:
(a)    costs, including without limitation legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, original or future leasing of the Project, and/or any disputes with tenants or prospective tenants, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants occupying or leasing space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project);
(b)    depreciation (except as set forth in items (xii), (xiii), and (xiv) above), interest and principal payments on mortgages and other debt costs, if any, penalties and interest;
(c)    costs of capital repairs and alterations, and costs of capital improvements and equipment, except for Permitted Capital Expenditures as set forth in items (xiii) above;
(d)    costs for which the Landlord is entitled to be reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant (including, specifically, Tenant hereunder) is invoiced by Landlord for the electricity usage in its premises, for which Landlord contracted with the local public service company;
(e)    any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(f)    amount paid as ground rental for the Project by the Landlord;
(g)    any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord;
(h)    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as not qualifying as a Permitted Capital Expenditure, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
(i)    all items and services for which Tenant or any other tenant in the Project are obligated to reimburse Landlord or which are covered by warranties or reimbursed by third parties (such as legal fees incurred in connection with tenant disputes) or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(j)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(k)    costs arising to the extent caused from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;
(l)    costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Delivery Date or which are not otherwise the express responsibility of Tenant under any provision of this Lease;
(m)    costs of decorating, redecorating, or special cleaning or other services provided to certain tenants and not provided on a regular basis to all tenants of the Building and/or Project;
(n)    all costs relating to activities for the marketing, solicitation, negotiation and execution of leases of space in the Building and/or Project, including without limitation, costs of tenant improvements;
(o)    costs of selling or financing the Project (or any portion thereof);
(p)    the cost of any service sold to any tenant or occupant of the Building and/or Project for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease or occupancy agreement with that tenant or other occupant (including, by way of example but not limitation, after-hours HVAC costs or over-standard electrical consumption costs incurred by other tenants or occupants);
(q)    costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, such as trustee’s fees, annual fees, partnership or organization or administration expenses, deed recordation expenses, as well as the operation of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, as well as partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of any disputes between Landlord and its employees, disputes of Landlord with Building and/or Project management or personnel, or outside fees paid in connection with disputes with other tenants;
(r)    costs incurred due to Landlord’s violation of any terms and conditions of this Lease or any other lease relating to the Building and/or Project;

(s)    any operating expense representing an amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid in the absence of such relationship;
(t)    reserves of any kind;
(u)    costs, penalties or fines arising from Landlord’s violation of any law;
(v)    costs to upgrade the Building and/or Project so as to cure any non-compliance that exists as of the Delivery Date with laws as in effect and enforced as of the Delivery Date;
(w)    costs to correct design or construction defects in the Building and/or Project;
(x)    costs arising from Landlord’s charitable or political contributions;
(y)    depreciation of the Building or other improvements except as expressly permitted herein; and
(z)    any costs recovered by Landlord to the extent such cost recovery allows Landlord to recover more than 100% of Operating Expenses, or which would duplicate or otherwise result in double reimbursement to Landlord for a single expenditure made by Landlord.
If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses and such cost is variable based upon the occupancy of the Building) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant, If the Building is not at least ninety five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make a so-called “gross up” adjustment to the variable components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Building been ninety five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases or decreases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements.
Additionally, if Landlord incurs any deductible payment (or payment under any self-insured retention) with respect to Landlord’s insurance policy for the Project during the Term in excess of $5,000.00, any such payment shall, for the purpose of inclusion within Operating Expenses, be treated as a Permitted Capital Expenditure with a useful life of fifteen (15) years.

4.2.5    Taxes.
4.2.5.1    “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, real estate excise taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Common Areas), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
4.2.5.2    Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof, excepting EC/EE Tax which is paid in accordance with Section 4.6; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.
4.2.5.3    Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within 30 days of demand with reasonable back up documentation Tenant’s Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, conveyance taxes, transfer taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s revenue and/or general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Sections 4.5 and 4.6 of this Lease, (iv) tax penalties (and any interest on such penalties) incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due, and (v) Tax Expenses associated with tenant improvements performed for other tenants of the Project in excess of standard, Base Building improvements.
4.2.5.4 The amount of Tax Expenses for the Base Year attributable to the valuation of the Project, inclusive of tenant improvements, shall be known as the “Base Taxes”. If in any Expense Year subsequent to the Base Year, the amount of Tax Expenses decreases below the amount of Base Taxes (including without limitation a reduction as a result of a commonly called Proposition 8 application), then for purposes of all subsequent Expense Years with decreases similar to the Base Year, including the comparison year in which such decrease in Tax Expenses occurred, up to and including the year in which Base Taxes reach the level they had attained prior to the reduction in Tax Expenses, the Base Taxes shall be decreased by an amount equal to the decrease in Tax Expenses. Similarly, if there are any tax abatements, reductions or exemptions in effect during the Base Year (including without limitation a reduction as a result of a commonly called Proposition 8 application), then for the purposes of determining Tax Expenses for the Base Year, the Tax Expenses for the Base Year shall be equal to the Tax Expenses that would have been incurred during such Base Year had there been no such tax abatement, reduction or exemption during such year.
4.2.6    “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.
4.3    Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”) in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable and consistent manner.
4.4    Calculation and Payment of Additional Rent. If for any Expense Year during Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1 below, and as Additional Rent, an amount equal to such prorated excess (the “Excess”).
4.4.1    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall provide to Tenant within one hundred eighty (180) days following the end of each Expense Year, or as soon thereafter as is reasonably possible, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, together with reasonable itemization and documentation of such expenditures, and which shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after the date of delivery of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease (or if the Lease Term has ended, then Landlord shall pay the amount of Tenant’s overpayment with delivery of the Statement). The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess if present, Tenant shall, within thirty (30) days after receiving the applicable Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, with delivery of the Statement, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding anything to the contrary, Tenant shall not be responsible for any Direct Expenses attributable to any calendar year which are first billed to Tenant more than twenty-four (24) months after the expiration of the applicable calendar year.
4.4.2    Statement of Estimated Direct Expenses. In addition, Landlord shall provide to Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary but not more than once per calendar year. Thereafter, Tenant shall pay, within thirty (30) days after the date of delivery of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.4.3    Tenant’s Review Right. In the event Tenant has questions regarding any Statement received, including Base Year Statements, Landlord shall provide additional reasonable documentation substantiating the expenses claimed in the Statement. If Tenant believes that it was overcharged for any Statement as shown by the documentation provided, the parties shall work in good faith to settle the dispute.
4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property of Tenant located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property of Tenant are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property of Tenant and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do so regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be responsible for any tax on rent payable by Tenant pursuant to this Lease that may be imposed by the state of California pursuant to Section 4.6 below.
4.6    San Francisco Commercial Rent Tax for Childcare and Early Education. In addition to the Tax Expenses and any other tax that Tenant may be liable for pursuant to Section 4.5, Tenant shall reimburse Landlord for Tenant’s Share of the entire amount paid or accrued by Landlord each Lease Year of the tax due on the Building under Article 21 of the San Francisco Business Tax & Regulations Code, also known as the Early Care and Education Commercial Rent Tax Ordinance (the “EC/EE Tax”). Tenant shall be responsible for paying the EC/EE Tax in monthly installments commencing on the Rent Commencement Date. Landlord shall include its estimation of the annual EC/EE Tax in the Expense Estimate, Tenant shall pay the estimated EC/EE Tax in the same manner as Direct Expenses as described in Section 4.4.2 hereunder and the EC/EE Tax shall be reconciled in the Statement as described in Section 4.4.1 hereunder.
ARTICLE 5
USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.
5.2    Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect, or any Underlying Documents. Tenant shall not do or permit anything to be done in or about the Premises which will unreasonably interfere with the rights of other tenants or occupants of the Building, or injure them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project (collectively, “Recorded Documents”). Notwithstanding anything herein to the contrary, Tenant’s obligation to comply with any Underlying Documents and/or Recorded Documents recorded after the date of this Lease shall be subject to Tenant’s prior consent if the same would adversely affect Tenant’s use of, or access to, the Premises. Further, Tenant shall not be bound by any Underlying Documents and/or Recorded Documents until such time as the same have been provided to Tenant.
ARTICLE 6
SERVICES AND UTILITIES
6.1    Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.
6.1.1    Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall make available to Tenant heating, ventilation and air conditioning (“HVAC”) for normal comfort for normal office use in the Premises on a twenty-four (24) hour-per-day, three hundred sixty-five (365) day-per-year basis, which HVAC shall be available at no additional charge during “Building Hours,” which shall mean during the hours of 8:00 a.m. to 6:00 p.m. from Monday to Friday, and thereafter at Tenant’s cost pursuant to the provisions of Section 6.2, below.
6.1.2    Landlord shall provide rubbish removal and recycling services to the Tenant.
6.1.3    Landlord shall provide city water from the regular Building outlets for kitchen use, lavatory and toilet purposes in the Building Common Areas and in the Premises.
6.1.4    Landlord shall provide janitorial services to the Premises, except the date of observation of the Federal and/or State Holidays, in and about the Premises and window washing services in a manner reasonably consistent with similar office buildings.
6.1.5    Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours.

6.1.6    Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.
6.1.7    Landlord shall provide electrical services as described in Section 3.3 above.
Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems, provided the same shall not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease.
6.2    Overstandard Tenant Use. If Tenant uses water in a manner that materially exceeds typical occupant usage in the Building (calculated on a “per rentable square foot” basis) or HVAC during hours in excess of Building Hours, Tenant shall pay to Landlord, within 30 days of receipt of billing (with reasonable backup documentation), the actual cost of such excess consumption; and in the event Tenant has continued such excess on a consistent basis for 30 days or more after receipt of written notice, Landlord may install, at Tenant’s sole cost and expense, devices to separately meter any such excess use and in such event Tenant shall pay the increased cost directly to Landlord, within 30 days of written demand, at the rates charged by the public service company furnishing the same, including the Actual Cost of installing such additional metering devices. Landlord shall charge Tenant, and Tenant shall pay Landlord, for any additional services, an amount equal to the actual out-of-pocket incremental extra costs to Landlord to provide the additional services, without markup for profit, overhead, depreciation or administrative costs (“Actual Costs”). Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation or the power required to be supplied by Landlord pursuant to Section 6.1 of this Lease, whichever is greater, and subject to the terms of Section 30.31, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises which are not customary for the allowed use, without the prior written consent of Landlord. If Tenant desires to use HVAC during hours other than Building Hours, Tenant shall give the Building management office at least twenty-four hours (24) hours prior notice of Tenant’s desired use (which may be telephonic notice to the Building’s management office) in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish (currently estimated at the rate of $365.00 per hour for HVAC and $145.00 per hour for fans). Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay to Landlord within 30 days after receipt of an invoice with reasonable backup documentation, Landlord’s Actual Cost for any services provided to Tenant at Tenant’s request which Landlord is not obligated to provide to Tenant pursuant to the terms of this Lease.
6.3    Interruption of Use. Tenant agrees that, except as otherwise expressly provided in this Lease, Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, except to the extent arising from the active negligence or willful misconduct of Landlord, its agents, employees or contractors, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding anything contained herein to the contrary, if (a) all or a portion of the Premises becomes wholly untenable due to an interruption of any service to be supplied by Landlord hereunder or inability to provide reasonable access and use of the Premises (e.g. due to Renovations or discovery of hazardous materials), (b) the untenantability is as result of Landlord’s actions, inactions, (c) such untenantability has not resulted from (i) the negligence or willful misconduct of Tenant its employees, invitees, agents or contractors or (ii) a casualty (in which event Article I 1 applies), (d) such untenantability continues for a period in excess of five (5) consecutive business days after Tenant furnishes a notice to Landlord (the “Abatement Notice”) stating that such untenantability of all or a portion of the Premises is due to such condition, (provided that Tenant does not actually use or occupy such portion of the Premises during such period for the ordinary conduct of its business) and (e) Landlord, after Tenant’s notice, is not diligently pursuing restoring the discontinued service or remedying the issue preventing Tenant’s use of or access to the Premises, then Base Rent and any Additional Rent payable for the portion of the Premises that is untenantable as a result of such condition shall be abated, on a per diem basis, for the period commencing on the sixth (6th) business day after Tenant delivers the Abatement Notice to Landlord and ending on the earlier of (x) the date Tenant reoccupies such portion of the Premises for the ordinary conduct of Tenant’s business, and (y) the date on which such untenantability is substantially remedied.
ARTICLE 7
REPAIRS
7.1    By Tenant. Tenant shall be responsible for repairs to non-structural improvements, fixtures, furnishings, and systems and equipment within and exclusively serving the Premises, including, without limitation, HVAC systems exclusively serving the Premises, plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers and other improvements unique to the Premises installed by Tenant. Tenant shall enter into an annual HVAC maintenance contract with a vendor approved by Landlord and shall provide Landlord with a copy of such contract. Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances resulting solely from the negligence or willful misconduct of Tenant subject to the waiver of subrogation. If as a part of its repair obligations, Tenant is liable under this Section for any capital repair or replacement of any systems or equipment within and exclusively serving the Premises which would typically be capitalized under GAAP, Landlord shall perform such capital repair or replacement and Tenant shall pay Landlord each month an amount equal to the product of such total cost multiplied by a fraction, the numerator of which is the number of months remaining in the Lease Term, the denominator of which is the useful life (in months) of the replacement, as reasonably determined in accordance with GAAP and sound management practices consistently applied.
7.2    By Landlord. Landlord shall operate and maintain the Project in a first-class manner. Landlord shall be responsible for repairs to the exterior walls, load bearing walls, structural walls, foundation and roof of the Building, all Common Areas, the structural portions of the Building, and any systems and equipment of the Building that serve the Building generally (as opposed to specialized systems serving the Premises exclusively) (inclusive of the HVAC, electrical, mechanical, plumbing and life-safety systems) (the “Building Systems”), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant subject to the waiver of subrogation; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense unless same are covered by insurance covered by Landlord.
7.3    Landlord’s Entry Rights. Landlord may, but shall not be required to, enter the Premises at all reasonable times (after at least twenty-four (24) hours’ advanced notice and a good faith effort to schedule with Tenant except in cases of emergency) to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Landlord’s entry rights shall be subject to the following: (a) promptly finishing any work for which it entered, and promptly repairing any damage caused to the Premises by Landlord or anyone accessing the Premises under this Section; (b) complying with all of Tenant’s reasonable security and safety regulations, and if Tenant so elects, Landlord shall be accompanied by a representative of Tenant during any such entry; and (c) Landlord shall not interfere with or adversely affect Tenant’s use of, or access to, the Premises. Notwithstanding anything herein to the contrary, Tenant may designate in writing certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing confidential information or valuable property. In connection with the foregoing, Landlord shall not enter such Secured Areas, except in the event of an emergency, unless Landlord signs a confidentiality agreement in Tenant’s reasonable standard form. Tenant hereby waives and releases any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
ARTICLE 8
ADDITIONS AND ALTERATIONS
8.1    Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which affects the structural portions of the Building or which may adversely affect any Building Systems or is visible from the exterior of the Building. If Landlord disapproves of any proposed Alterations, Landlord shall respond, in writing, stating the grounds for such disapproval, within ten (10) days after receipt of Tenant’s request for approval of the proposed Alterations. If Landlord fails to respond with its approval or disapproval within ten (10) days after receipt of Tenant’s request, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S ALTERATIONS” (the “Reminder Notice”). If Landlord fails to respond within five (5) days after receipt of a Reminder Notice, then Tenant’s Alterations for which Tenant requested Landlord’s consent shall be deemed approved by Landlord. Landlord shall be entitled to a supervision fee of three percent (3%) of the hard cost of any such Alteration, together with any actual, reasonable out-of-pocket expenses payable to third parties for engineering review of mechanical, electrical, plumbing, sprinkler and life-safety systems affected by any Alterations; provided, however, in no event shall Tenant be required to pay a supervision fee to Landlord for Cosmetic Alterations. Notwithstanding the foregoing, Tenant shall be permitted to make Cosmetic Alterations (as defined below) following ten (10) days’ notice to Landlord, but without Landlord’s prior consent. “Cosmetic Alterations” shall mean Alterations that (i) are limited to the interior of the Premises, (ii) do not affect the exterior (including the appearance) of the Building, (iii) are nonstructural or does not affect the structural integrity of the Building, (iv) do not affect the Building Systems and (v) cost less than Ten Dollars ($10.00) per square foot of area under construction. Notwithstanding anything herein to the contrary, Tenant shall not be required to remove Cosmetic Alterations. With respect to all Alterations, regardless of whether Landlord’s consent is required, Tenant shall provide a set of plans (if applicable) and a work schedule to Landlord prior to the commencement of the work of construction in the Premises. All Alterations (including Tenant’s Work, if any) shall also be made in accordance with the Tenant Construction Guidelines attached hereto as Exhibit G.
8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen that are reasonably acceptable to Landlord. Notwithstanding anything herein to the contrary, Tenant shall not be required to remove any Alterations upon the expiration or any early termination of the Lease Term unless at the time Landlord consented to such Alterations Landlord notified Tenant in writing that Tenant would be required to remove them; provided, however, that in no event shall Tenant be required to remove any element of any Alterations which are normal and customary office improvements. Tenant shall construct such Alterations and perform such repairs in a good workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration (other than Cosmetic Alterations), if requested by Landlord Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall mean the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3    Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall comply with Landlord’s reasonable requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors. If Tenant orders, at Tenant’s sole election, any work directly from Landlord, Tenant shall pay to Landlord its construction management and review fee of five percent (5%) of the “hard” costs of such work, exclusive of paint, wallcovering and carpeting, to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.
8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s contractor(s) and/or subcontractor(s) carry insurance in accordance with the Tenant Construction Guidelines attached hereto as Exhibit G. If Tenant elects to retain a contractor which was not approved by Landlord to perform the work of Alteration, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond in an amount sufficient to ensure the lien-free completion of such Alterations (but not to exceed one hundred ten percent (110%) of the cost to perform such Alterations), and naming Landlord as a co-obligee; provided, however, that such bond shall be waived for Alterations estimated to cost less than One Hundred Fifty Thousand Dollars ($150,000.00) to complete.

8.5    Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be permanently installed or placed in or about the Premises by Tenant shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, trade fixtures and/or equipment which have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to the condition existing prior to installation of the removed item, reasonable wear and tear excepted. Furthermore but subject to Section 8.2 above, if Landlord has so notified Tenant in writing at the time of giving its consent to any proposed alterations or improvements that Tenant is required to remove such proposed alterations or improvements prior to the end of the Lease Term, then Tenant, at Tenant’s expense, shall remove any such Alterations and/or improvements within the Premises installed by Tenant and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to the condition existing prior to installation of the removed Alterations and/or improvements, reasonable wear and tear excepted. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of such Alterations and/or improvements in the Premises and return the affected portion of the Premises to the condition existing prior to installation of such Alterations and/or improvements reasonable wear and tear excepted, Landlord may do so and may charge the reasonable, out-of-pocket cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to Tenant’s installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.
ARTICLE 9
COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any lien or encumbrance of record arising in connection with such work by bond or otherwise within fifteen (15) business days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount reasonably necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within 30 days of demand with reasonable backup documentation, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises performed by or at the request of Tenant shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.
ARTICLE 10
INSURANCE
10.1    Indemnification and Waiver. Except to the extent arising from the active negligence or willful misconduct of Landlord or its agents, employees or contractors, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that, except to the extent arising from the active negligence or willful misconduct of Landlord or its agents, employees or contractors, Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any such damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall) during the Lease Term, any negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, or employees of Tenant in, on or about the Project or any breach by Tenant of the terms of this Lease, during the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the active negligence or willful misconduct of Landlord, or its agents, employees or contractors, or to the extent that any such indemnification is in excess of that allowed by law. . The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
10.2    Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to Tenant’s particular use of the Premises (beyond general office use). if Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body applicable to Tenant’s particular use of the Premises (beyond general office use).
10.3    Tenant’s Insurance.
10.3.1    Property Insurance – “Special Causes of Loss Form All Risk” property insurance with a limit in an amount at least equal to the full replacement cost of Tenant’s betterments, improvements, furniture, fixtures and merchandise on the Premises, and naming as insureds both Tenant and Landlord, as their respective interests may appear, and including business interruption insurance for any time during which the Premises are fully or partially untenantable due to an occurrence covered by such insurance policy or access to the Premises is impaired by order of civil or military authority. Such business interruption insurance shall include rental value insurance in an amount equal to not less than the Rent payable hereunder for a period of at least twelve (12) months. No coinsurance shall apply as to any coverage provided by such property and business interruption insurance. If the coinsurance cannot be waived, Tenant’s property damage insurance shall include full replacement cost coverage and the amount shall satisfy any coinsurance requirements under the applicable policy.
10.3.2    Workers’ Compensation – Insurance in accordance with the laws of the state in which the Premises are located, with Employer’s Liability limits which meet the underlying insurance requirements of the Umbrella insurance referred to in Section 10.3.5 below.
10.3.3    Commercial General Liability (CGL) – A policy of commercial general liability insurance, including, without limitation, contractual liability coverage, for the benefit of Landlord, Landlord’s parent, any subsidiaries, Landlord’s managing agent, Landlord’s mortgagee and/or ground lessor and their respective officers, directors, employees, successors, assignors and any other party Landlord may designate (collectively referred to as “Landlord Parties”, each of which shall be named as additional insured under the policy), and Tenant, as their respective interests may appear, and includes the following minimum limits of insurance: General Aggregate (other than Products/Completed Operations) Limit $3,000,000; Products/Completed Operations Aggregate Limit $3,000,000; Each Occurrence Limit $1,000,000; Personal Injury and Advertising Injury Limit $1,000,000; Tenants Legal Liability Limit $1,000,000; and, Medical Expenses Limit $10,000. Such insurance policy shall (i) be an occurrence basis policy; (ii) be primary to all insurance applicable to the Premises and operations on the Premises; and (iii) provide “first dollar” coverage. In the event that such insurance policy is subject to a general aggregate limit, such general aggregate shall apply “per location.”
10.3.4    Intentionally deleted.
10.3.5    Umbrella – Umbrella form or Excess Liability insurance providing, at a minimum, “follow form” coverage over the insurance policies referred to in Sections 10.3.2, 10.3.3 and 10.3.4 herein, with “per location” limits of not less than Five Million ($5,000,000) Dollars per occurrence and in the aggregate. Landlord may require Tenant to increase the limits of the Umbrella Liability insurance from time to time.
10.3.6    Other Insurance – Such other insurance with such limits as Landlord may from time to time reasonably require taking into consideration the loss exposures presented by Tenant’s use and occupancy of the Premises, including any additional insurance specified in any exhibit, addendum or rider to this Lease; provided, however, that (i) such other insurance are then being required by landlords of comparable buildings, (ii) such insurance is available at commercially reasonable rates, and (iii) Landlord may not require Tenant to expand or increase its insurance coverage more than once during the initial Lease Term.

10.3.7    Current Certificate of Insurance – Notwithstanding any provision of this Article 10 to the contrary, Landlord hereby deems that Tenant has complied with the requirements of Article 10 of this Lease (except Section 10.3.2) so long as, at all times during the term of this Lease, Tenant shall maintain in full force and effect policies of insurance in the respective types and amounts specified in the Certificate of Insurance attached hereto as Exhibit H and incorporated herein by reference.
10.4    Landlord’s Insurance. Landlord agrees to maintain fire and extended coverage insurance insuring the Project in amounts and coverages not less than those required by Landlord’s mortgage holders from time to time (or if there is no mortgage encumbering the Project, then amounts and coverage not less than those held by landlords of comparable buildings but in no event less than 80% of the replacement cost of the Project). Tenant will have no interest in the proceeds of Landlord’s insurance. If any improvements made by Tenant in the Premises have a value substantially disproportionate to those found generally in the Building and Landlord has notified Tenant of same at the time of Landlord’s consent to such improvements, or if Tenant’s particular use or occupancy poses any increased risk of loss (without implying any consent to such use or occupancy), any resulting increase in Landlord’s premiums for such insurance must be paid by Tenant to Landlord on written demand.
10.5    Certificates, Subrogation and Other Matters. All policies of insurance required to be provided and kept in force by Tenant shall be with insurance companies having a Standard & Poor’s “claims paying ability rating” of no less than “single A”, or A.M. Best’s Financial Strength Rating of “A-, VIII”, and duly licensed and authorized to transact business in the state in which the Premises are located. Each such insurance policy shall not be cancelable or subject to reduction or modification of coverage or limits without written notice to Landlord Parties received prior to the date of such cancellation or reduction. If any deductible or self-insured retention applies to any such insurance policy, such deductible or self-insured retention shall not apply as respects the Landlord Parties. Coverage under all such policies of insurance shall apply on a primary basis and without regard to any other insurance maintained by or available to the Landlord Parties. Tenant agrees to deliver to Landlord, prior to Tenant’s entry to the Premises, and thereafter no later than ten (10) business days after written request by Landlord, a certificate of insurance as to any such policy of insurance (signed by an authorized agent of the insurance company), that has attached a copy of the applicable endorsement(s) naming each of the Landlord Parties as additional insureds as their interests may appear and further confirming that the insurance applicable to Landlord Parties shall be in conformity with the requirements of this Lease. If Tenant fails to provide such evidence of insurance in the manner and within the time specified in this paragraph, then Landlord may provide a follow-up written request and if Tenant fails to provide such evidence of insurance within three (3) business after Landlord’s receipt of the follow-up written request, it shall constitute a Default under this Lease.
10.6    Waiver of Claims; Waiver of Rights of Recovery. Tenant (and any person and/or entity claiming through Tenant) hereby releases Landlord Parties and waives any claim, based on negligence or otherwise related to the Premises, or any other property located thereon, with respect to any loss resulting to the extent of the proceeds paid or payable with respect thereto under/by insurance carried by or for the benefit of Tenant: (i) from property damage liability, bodily injury liability, personal and advertising injury liability, and for medical payments (as these terms are generally understood in insurance policies then in effect covering automobile liability, commercial general liability, and/or workers compensation and employers liability), and/or, (ii) from or for damage to Tenant’s property, or to property under Tenant’s care, custody, or control (including any indirect or consequential loss arising from such property damage), which loss is covered by any insurance carried by or for the benefit of Tenant.
This waiver of rights of recovery by Tenant also applies to any work done, being done or to be done by, for, or on behalf of Tenant by any contractor or Tenant, and shall survive the termination of such work or completion of such job or work.
Landlord (and any person and/or entity claiming through Landlord) hereby releases Tenant Parties and waives any claim, based on negligence or otherwise related to the Project, or any other property located thereon, with respect to any loss resulting to the extent of the proceeds paid or payable with respect thereto under/by insurance carried by or for the benefit of Landlord: (i) from property damage liability, bodily injury liability, personal and advertising injury liability, and for medical payments (as these terms are generally understood in insurance policies then in effect covering automobile liability, commercial general liability, and/or workers compensation and employers liability), and/or, (ii) from or for damage to Landlord’s property, or to property under Landlord’s care, custody, or control (including any indirect or consequential loss arising from such property damage), which loss is covered by any insurance carried by or for the benefit of Landlord.
ARTICLE 11
DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, within thirty (30) days of written notice which Landlord shall provide within thirty (30)days of such damage (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.1 of this Lease covering restoration of the Premises (but excluding insurance proceeds for furniture, fixtures and merchandise on the Premises and Tenant’s personal property), and Landlord shall repair any injury or damage to the Tenant improvements and the original improvements installed in the Premises and shall return such Tenant improvements and original improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from policies which (i) Tenant is required to carry hereunder, as assigned by Tenant, and (ii) Landlord is required to carry hereunder, the cost of such repairs shall be paid by Tenant to the extent the casualty was caused by the negligence of Tenant. Prior to the commencement of construction which Tenant will be performing, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall approve the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy (and or inaccessible), the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy or inaccessible for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.
11.2    Final Two Years of Lease Term. Notwithstanding the terms of Section 11.1 of this Lease, if, during the final two (2) years of the term of this Lease, the Premises should be rendered unusable in the manner and scope theretofore used by Tenant for any reason, and the onset of such condition occurs: (i) at a time in which there are not more than two (2) years and not less than six (6) months remaining in the term of the Lease, and such condition is reasonably estimated to continue for a period of at least thirty (30) consecutive days; or (ii) at a time in which there are less than six (6) months remaining in the term of the Lease, and such condition is reasonably estimated to continue for a period of least fifteen (15) consecutive days; or (iii) at any time during the final two (2) years of the Lease if the Premises, the Building, and/or the Project is “red-tagged” by any duly authorized governmental authority, then Landlord or Tenant may elect to terminate this Lease, by notifying the other party in writing of such termination at a time before the Premises are once again usable in the manner and scope used by Tenant prior to the onset of the unusability. Notwithstanding the foregoing, Landlord may only terminate this Lease if Landlord is terminating other leases within the Building and Project for similarly situated tenants.
11.3    Tenant’s Termination Right. Within sixty (60) days after the occurrence of any fire or other casualty, Landlord shall cause to be delivered to Tenant an estimate (the “Casualty Estimate”), prepared by a qualified, independent, experienced and reputable architect and/or general contractor and addressed to Tenant, of the number of days, measured from the date of the casualty, that will be required for Landlord to complete the repair and restoration of the Base Building and the Common Areas. If the Premises or reasonable access to the Premises is damaged or destroyed and the repairs or restoration cannot be completed within two hundred seventy (270) days following the date of such damage or destruction, Tenant may, at its option, terminate this Lease by providing written notice to Landlord within the later of sixty (60) days after the date of any damage or destruction or thirty (30) days after receipt of the Casualty Notice. In addition, if Landlord fails to complete repairs to the Premises within 365 days of the date of the casualty, then Tenant shall have the right to terminate the Lease upon written notice delivered to Landlord at any time after such 365-day period and prior to Landlord’s completion of such repairs.
11.4    Waiver of Statutory Provisions. In this Lease, numerous provisions have been negotiated by the parties, some of which provisions are covered by statute. Whenever a provision of this Lease and a provision of any statute or other law cover the same matter, the provisions of this Lease shall control. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project due to a casualty, and any statute or regulation of the State of California, including, without limitation, Civil Code Section 1932(1) with regard to Landlord’s inability to perform and tenant’s termination rights, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, Civil Code Sections 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right to repair and any other statute or regulation, now or hereafter in effect, shall have no application to any damage or destruction to all or any part of the Premises, the Building or the Project due to a casualty.
ARTICLE 12
NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. Absent Landlord’s written consent, no acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. Unless agreed to by Landlord in writing, no receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13
CONDEMNATION
If the whole or more than thirty-three percent (33%) of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of more than thirty-three percent (33%) of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking of more than thirty-three percent (33%) of the Premises, Building or Project by eminent domain or condemnation, in each case for a period in excess of ninety (90) days, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Notwithstanding the foregoing, Landlord may only terminate this Lease if Landlord is terminating other leases within the Building and Project for similarly situated tenants. if more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of ninety (90) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Tenn pursuant to the terms of this Lease, any relocation award, and for moving expenses, the cost of improvements to the Premises paid for by Tenant, so long as such claims do not diminish the award available to Landlord or its mortgagee, and such claim is payable separately to Tenant. If this Lease is not so terminated by Landlord or Tenant, Landlord will, to the extent feasible, restore the Premises (including the Tenant improvements initially installed in the Premises) to substantially their former condition. Landlord will not, however, be required to restore any alterations, additions, or improvements other than the initial Tenant improvements or to spend any amount in excess of the condemnation proceeds actually received by Landlord. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of ninety (90) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken or untenantable (as reasonably determined by Tenant) bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14
ASSIGNMENT AND SUBLETTING
14.1    Transfers. Except as expressly set forth herein, Tenant shall not, without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than forty five (45) days nor more than nine (9) months after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer requiring Landlord’s consent which is made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable, out-of-pocket review fees, as well as any reasonable, out-of-pocket professional fees (including, without limitation, reasonable attorneys’, accountants’, architects’, engineers’ and consultants’ fees) actually incurred by Landlord for a Transfer in the ordinary course of business, within thirty (30) days after written request by Landlord with reasonable backup documentation, provided such fees shall not exceed Three Thousand Dollars ($3,000) for any proposed Transfer. In addition, Tenant shall reimburse Landlord or pay directly to Landlord’s mortgagee(s) (as determined by Landlord) for mortgagee(s)’ actual review and processing fees in connection with any proposed Transfer if review by Landlord’s mortgagee(s) is required.
14.2    Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice and will respond to any Transfer Notice within thirty (30) days following receipt of such Transfer Notice. In lieu of such consent, (a) if the proposed Transfer is for more than fifty percent (50%) of the Premises for the remaining Lease Term, Landlord shall have the option (but not the obligation) to recapture the portion of the Premises subject to the proposed Transfer (in such event, Landlord at its cost shall separately demise the recaptured portion of the Premises and provide for egress and ingress, as well as other facilities therein required by applicable law, and the entire fifth (5th), seventh (7th) and tenth (10th) floors shall be re-measured and the rentable square footage of the Premises, including load factor shall be adjusted based on the most recent BOMA measurements). In no event shall Tenant sublease to more than four (4) subtenants contemporaneously during the Term. The foregoing option shall not be applicable to a Permitted Transfer, and shall be exercised by Landlord within ten (10) days from the date of Landlord’s receipt of Tenant’s Transfer Notice. Upon notification to Tenant by Landlord of Landlord’s intention to recapture the Premises (or applicable portion thereof) hereunder, Tenant may rescind its Transfer Notice, by giving Landlord notice of such rescission within five (5) business days after receipt of Landlord’s notice of intent to recapture, whereupon Tenant’s Transfer Notice shall be null and void. In the event Landlord timely exercise its right to recapture and Tenant has not rescinded its Transfer Notice, Tenant shall thereupon execute an assignment of this Lease to Landlord, a cancelation of Lease or other appropriate instrument reasonably requested by Landlord and reasonably acceptable to Tenant, and upon the delivery of such instrument Tenant and Landlord shall be relieved of any further obligations to each other under this Lease with respect to the Premises or a portion thereof, as applicable. Notwithstanding such cancelation and termination due to such recapture, Tenant shall remain liable and responsible for the payment of any and all arrearages of Rent and all other monetary obligations and the performance and observance of any and all other covenants and agreements contained in this Lease which have not been performed or observed prior to such effective date of cancelation and termination. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1    Intentionally Deleted;
14.2.2    The Transferee intends to use the Subject Space for purposes which are prohibited under this Lease; or
14.2.3    The Transferee is either a governmental agency or instrumentality thereof.
14.2.4    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.5    The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease, provided that Landlord notifies Tenant in writing of any such restriction within 10-business days after request from Tenant;
14.2.6    The Transferee is negotiating with Landlord or has negotiated with Landlord (as evidenced by an exchange of written proposals for the lease of space in the Project)

during the six (6)-month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project, and Landlord has comparable space available for a comparable term;
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within nine (9) months after Landlord’s consent, but not later than the expiration of said nine (9)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14, Tenant shall not publicly advertise the Premises for Transfer at a rental rate lower than the greater of the then building rental rate for such space, or the rental rate then being paid by Tenant to Landlord (for avoidance of doubt, the foregoing requirement only applies to public advertisement of rental rates but does not preclude Tenant from entering into a sublease with a rental rate lower than the then-applicable “Building rental rate”). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for actual damages and/or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives the provisions of Section 1995.310(b) of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.
14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant in connection with such Transfer, including without limitation (i) any changes, alterations and improvements to the Premises and any tenant improvement allowances in connection with the Transfer, (ii) any free Base Rent reasonably provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), (iii) any brokerage commissions in connection with the Transfer, (iv) legal fees reasonably incurred in connection with the Transfer, and (v) any costs paid to Landlord (or Landlord’s mortgagee, if applicable) in obtaining such party’s consent to the Transfer (collectively, “Tenant’s Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer. In addition, payments for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer, which are not deemed part of the real property improvements shall be excluded from the calculation of the Transfer Premium unless such payments are in excess of the fair market value of such items. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. Notwithstanding anything herein to the contrary, in no event shall Tenant be required to pay any Transfer Premium with respect to a Permitted Transfer.
14.4    Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, a copy of all documentation pertaining to the Transfer, (iv) Tenant shall furnish upon Landlord’s request a complete statement (“Transfer Premium Statement”), certified by an independent certified public accountant or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, including, without limitation, in connection with the Subject Space and (vi) Tenant and the Transferee(s) shall execute an instrument on Landlord’s reasonable form confirming the restrictions herein on further subleasing or assignment and joining in the waivers and indemnities made by Tenant hereunder insofar as such waivers and indemnities relate to the affected space. Landlord or its authorized representatives shall have the right at all reasonable times following at least ten (10) days’ prior written notice (which notice must be given within one (1) year after receipt of the Transfer Premium Statement) to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof which relate to the Transfer, provided that Landlord execute a commercially reasonable confidentiality agreement. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency.
14.5    Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12) month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) subject to Section 14.7 below, if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, other than in connection with (x) the issuance of additional shares of Tenant’s stock or (y) the sale on a “secondary market” of existing shares of Tenant’s stock, so long as such issuance or sale in the case of clauses (x) or (y) does not result in a change in the power to direct or cause the direction of the management or policies of Tenant) (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

Notwithstanding the foregoing, none of the following shall constitute an assignment requiring a consent of Landlord hereunder: (i) the issuance of shares of Tenant on any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), (ii) the sale of any shares of Tenant on any national securities exchange, or (iii) the transfer of the stock or membership interest in Tenant made in conjunction with a bona fide capitalization, recapitalization, or other financing of the Tenant.
14.6    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer provided Landlord assumes the obligations of sublandlord under the applicable sublease. If Tenant shall be in Default, Landlord is hereby irrevocably authorized, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured. Such Transferee shall rely on any representation by Landlord, which is made in good faith by Landlord, that Tenant is in Default hereunder, without any need for confirmation thereof by Tenant. Landlord shall promptly notify such Transferee once such Default is cured at which time such Transferee shall resume making payments directly to Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease (other than those obligations which the Transferee’s payments have been applied towards), whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.7    Permitted Transfers. Notwithstanding anything in this Article 14 to the contrary, provided Tenant shall not be in Default, this Lease may, without any right of recapture or profit sharing by Landlord, be assigned without the consent of Landlord, to (i) any corporation, limited liability company or other legal entity into which or with which Tenant may be merged or consolidated, or (ii) which shall purchase substantially all of the assets or a controlling interest in the stock of Tenant, or (iii) assigned or sublet in whole or in part to any Affiliated Person of Tenant (which term “Affiliated Person of Tenant” shall mean any entity, directly or indirectly, through one or more intermediaries, which controls, is controlled by or is under common control with Tenant, as such terms are defined below, or is a partner of Tenant) or any successor entity created by merger, reorganization, recapitalization or acquisition of Tenant, provided each of the following conditions shall be complied with:
(i)if such assignment shall be to a successor by merger or consolidation, reorganization or recapitalization or by acquisition of assets or a controlling interest in the stock, such successor shall have acquired all or at least 95% of the assets or a controlling interest in the stock, and assumed all of the liabilities, of the assignor, and shall have total assets and total net worth at least equal to the total of the assets and total net worth, respectively, as of a date immediately prior to the date of the assignment, of the assignor.
(ii)If such assignment or sublease shall be to an Affiliated Person of Tenant, such Affiliated Person of Tenant shall have assumed all of the liabilities hereunder of the assignor, and the assignor shall have expressly agreed to continue to remain jointly and severally liable as Tenant hereunder; provided that with respect to such Affiliated Person of Tenant, any future transaction or occurrence whereby it ceases to be an Affiliated Person of Tenant shall not be permitted under this paragraph but rather shall be deemed an assignment requiring consent as provided hereinabove, unless such future transaction or occurrence is made for a bona fide business purpose of an entity which is in some operating business (not merely a shell), not primarily to evade the limitations of this Article, and the net worth of the Tenant after the occurrence is not less than that of Tenant immediately prior to the transfer of this Lease to the Affiliated Person of Tenant.
(iii)The assumptions and agreements referred to in subparagraphs (i) and (ii) above shall be set forth in written instruments complying with the provisions of this Lease.
(iv)The assignee or sublessee shall at all times use the Premises for only the purposes provided herein.
(v)The transaction shall be made for a good faith operating business purpose, and not intended to evade compliance with the provisions of this Article concerning assignment and subletting.
(vi)Landlord shall be given a duplicate of the instrument of assignment or sublease, or if none then of the instrument effecting the assignment, five (5) days prior to the effective date thereof (or, if such prior delivery is precluded by applicable law or confidentiality agreement, within ten (10) business days following the effective date thereof).
For the purposes of this paragraph, “control” shall mean the power by ownership or contract, effectively to control the operations and management of the entity controlled along with some equity ownership. Any transaction meeting the requirements of this Section 14.7 is referred to as a “Permitted Transfer”.
14.8    Restrictions. Notwithstanding anything to the contrary contained herein, Tenant shall not, and Tenant shall not permit any other occupant of the Premises to, enter into any lease, sublease, license, concession or other agreement for use or occupancy of the Premises or any portion thereof which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the property leased, occupied or used, or which would require the payment of any consideration that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended. In addition, in no event shall Tenant allow any portion of the Premises to be occupied on a “desk-by-desk” basis.
14.9    Business Affiliates. Tenant shall have the right, from time to time, to allow one or more persons or entities with whom Tenant has a business relationship (“Business Affiliates”) to occupy with Tenant up to twenty (20%) of the Premises on a shared basis with Tenant, subject to the following terms and conditions: (a) at least ten (10) business days before a Business Affiliate takes occupancy, Tenant shall provide Landlord with the name and address of such Business Affiliate; (b) Tenant shall exercise a reasonable degree of supervision over all activity occurring in the Premises; (c) the Business Affiliate’s use and occupancy of the Premises shall be subject to the terms, covenants and conditions of this Lease, including, without limitation, the Building rules and regulations; (d) the Business Affiliate shall comply with the insurance provisions required herein; (e) Tenant’s indemnification obligations under the Lease shall extend to any Business Affiliates occupying space within the Premises; and (f) Tenant’s occupancy arrangements with the Business Affiliates shall not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to avoid the obligations and restrictions relating to Transfers set forth in this Article 14.
ARTICLE 15
SURRENDER OF PREMISES: OWNERSHIP
AND REMOVAL OF TRADE FIXTURES
15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and except as otherwise provided herein, at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such subleases or subtenancies.
15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession pursuant to this Lease and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage due to casualty (if this Lease is terminated in connection therewith) and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
ARTICLE 16
HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable on a per diem basis at a rate equal to the product of (i) the daily Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to 150% during the first thirty (30) days immediately following the expiration or earlier termination of the Lease, and 200% thereafter. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises within sixty (60) days following the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.
ARTICLE 17
ESTOPPEL CERTIFICATES
Within fifteen (15) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as requested by Landlord and delivered to Tenant for execution, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord’s mortgagee or prospective mortgagee or purchaser. Tenant at no cost to Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes provided the same do not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease. Further, upon written request by Tenant, Landlord shall, within twenty (20) days following such request, provide such written confirmation as Landlord typically provides to tenants’ auditors for confirmation of terms and payments, including whether or not Tenant is current in its rent obligations under the Lease, and that the Lease is in full force and effect. At any time during the Lease Term, but no more frequently than once in any twelve (12)-

consecutive month period, and subject to the confidentiality provisions in Section 30.29, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the year prior to the current financial statement year; provided, Landlord shall not request Tenant’s financial statements except in connection with a sale or financing of the Project and Tenant may condition the delivery of such statements on the receipt of a commercially reasonable confidentiality agreement. Such statements, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding anything herein to the contrary, if Tenant’s shares are traded on a public exchange, Landlord will look solely to public sources of information to secure data concerning Tenant’s financial condition and affairs. If Tenant fails to timely execute, acknowledge and deliver such estoppel certificate, Landlord may deliver to Tenant a written reminder written notice to Tenant that it has failed to timely deliver such estoppel certificate. If Tenant fails to deliver the estoppel certificate within five (5) business days after receipt of such reminder notice, such failure shall constitute an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.
ARTICLE 18
SUBORDINATION
This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances require in writing that this Lease be superior thereto (collectively, the “Superior Holders”). In consideration of Tenant’s agreement to subordinate this Lease to any Superior Holders who come into existence following the date hereof but prior to the expiration of the Lease, Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant an subordination non-disturbance and attornment agreement in a form reasonably acceptable to Tenant provided by such Superior Holders, which requires such Superior Holder to accept this Lease, and not to disturb Tenant’s possession, use and quiet enjoyment of the Premises, so long as a Default has not occurred and be continuing (an “SNDA”), executed by Landlord and the appropriate Superior Holder. Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant an SNDA. Landlord shall have no obligation to incur any expense or take any action whatsoever (other than making the request) in order for Tenant to obtain an SNDA at Tenant’s request, and if such Superior Holders agrees to deliver an SNDA to Tenant, any reasonable, out-of-pocket costs or expense payable to the holder or its counsel or representative for the delivery thereof shall be paid by Tenant. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof, if so requested to do so by such purchaser or lienholder, and to recognize such purchaser or lienholder as the lessor under this Lease, provided such lienholder or purchaser shall agree to accept this Lease and not disturb Tenant’s use, occupancy and quiet enjoyment of the Premises, so long as a Default has not occurred beyond any applicable cure periods. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within fifteen (15) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages or trust deeds. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
ARTICLE 19
DEFAULTS; REMEDIES
19.1    Events of Default. The occurrence of any of the following shall constitute a “Default” of this Lease by Tenant:
19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, unless such failure is cured within five (5) days after Tenant’s receipt of written notice that the same was not paid when due, provided that if Tenant has previously received three (3) or more notices from Landlord during the immediately preceding twelve (12) month period stating that Tenant failed to pay a ‘material’ amount required to be paid by Tenant under this Lease when due, then Landlord shall not be required to deliver any notice to Tenant (except as may be required by applicable law) and a default shall immediately occur upon any failure by Tenant to pay any rent or any other charge required to be paid under the Lease when due (as used herein, a ‘material’ amount shall mean an amount meeting or exceeding the current monthly Base Rent obligation); or
19.1.2    Except where specific actions by Tenant are deemed a ‘Default’ under the express terms of this Lease, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default within ninety (90) days after the expiration of the aforementioned thirty (30) day period; or
19.1.3    Abandonment (as defined in California Civil Code section 1951.3) of the Premises by Tenant in excess of the period set forth in Section 5.3 above; or
19.1.4    The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than ten (10) days after written notice from Landlord.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2    Remedies Upon Default. Upon the occurrence of any Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:
(i)    The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus
(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, after deduction of all anticipated expenses of reletting, including, without limitation, all allowances, abatements, construction costs, brokerage commissions and tenant concessions likely to be required under then-existing market conditions; plus
(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
(v)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3    Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, except as otherwise provided in this Lease, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21
DEPOSIT
21.1    Deposit. Landlord’s obligations and Tenant’s rights hereunder are expressly conditioned upon Tenant depositing, concurrently with Tenant’s execution hereof, the “Deposit” (as defined in subparagraph (b) below) as security for the prompt, full and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder; such Deposit may be in the form of cash or a Letter of Credit (as defined in subparagraph (b) below), or a combination thereof, so long as it aggregates the Deposit.
21.2    Letter of Credit. The term “Letter of Credit” as used herein shall mean an irrevocable, unconditional letter of credit, in form and substance reasonably acceptable to Landlord in Landlord’s sole and reasonable judgment, expiring no earlier than February 28, 2022 in the amount of the Deposit (or such lesser amount if part of the Deposit is cash) issued by a commercial bank reasonably acceptable to Landlord (the “Issuing Bank”), in Landlord’s sole and reasonable judgment, (x) that is chartered under the laws of the United States, any state thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; and (y) whose long-term, unsecured and unsubordinated debt obligations are rated “investment-grade” by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) or their respective successors (the “Rating Agencies”) (which shall mean Baa3 or higher by Moody’s and BBB or higher by S&P), or, if not rated by the Rating Agencies, having a BauerFinancial, Inc. rating of at least four (4) stars. The Letter of Credit (i) shall be payable to Landlord upon demand made pursuant to presentation of an unconditional sight draft without accompanying certificate and (ii) shall be renewed as hereafter provided in subparagraph (d) below. The term “Deposit” as used herein shall be the amount set forth in Section 3.1 of the Summary. Landlord hereby approves Silicon Valley Bank as the Issuing Bank and approves the form of Letter of Credit attached hereto as Exhibit ______.
21.3    Application of Deposit. If Tenant fails to perform any of its obligations hereunder within the applicable notice and cure periods and there is a Default that remains uncured, Landlord may use, apply or retain the whole or any part of the Deposit for the payment of: (i) any Rent or other sums of money which Tenant may not have paid within any applicable notice and cure periods; (ii) any reasonable, out-of-pocket sum expended by Landlord on behalf of Tenant in accordance with the provisions of this Lease; or (iii) any reasonable, out-of-pocket sum which Landlord may expend or be required to expend by reason of a Default by Tenant, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in Section 20 hereof The use, application or retention of the Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Deposit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Deposit is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten (10) business days after the written demand therefor is made by Landlord, to deposit cash with Landlord or reinstate the Letter of Credit in an amount sufficient to restore the Deposit to its original amount.

21.4    Replenishment of Letter of Credit. No later than thirty (30) days prior to the expiration of any Letter of Credit then deposited hereunder, Tenant shall deliver to Landlord a new Letter of Credit expiring not earlier than the earlier of one (1) year from the expiration of the prior Letter of Credit or thirty (30) days after the expiration of the Lease Term, and meeting all of the other requirements set forth herein or an amendment to the existing Letter of Credit extending the maturity date thereof for one (1) year or thirty (30) days after the expiration of the Lease Term, whichever is earlier. In the event Tenant fails to timely provide such substitute Letter of Credit or amendment to the existing Letter of Credit, Landlord shall be entitled to draw down the entire amount of the Letter of Credit, without any notice, at any time on or after the thirtieth (30th) day preceding the expiration date of the Letter of Credit in the event Tenant is required to and fails to replace or extend the term of the Letter of Credit.
21.5    Waiver of Rights. Tenant waives the provisions of any law, (including, but not limited to California Civil Code Section 1950.7) now or hereafter enforced, to the extent the same provide that Landlord may claim from the Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by any Tenant Default.
21.6    Refund of Deposit. If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Deposit, or any balance thereof, shall be returned to Tenant without interest within thirty (30) days after the expiration of the Lease Term. In the absence of evidence reasonably satisfactory to Landlord of any permitted assignment of the right to receive the Deposit, or of the remaining balance thereof, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in this Lease or the Deposit. In such event, upon the return of the Deposit, or the remaining balance thereof to the original Tenant, Landlord shall be completely relieved of liability under this Section 21 or otherwise with respect to the Deposit.
21.7    Transfer of Deposit. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Land and the Building and in this Lease and Tenant agrees that if such a transfer or mortgage occurs, Landlord shall have the right to transfer or assign the Deposit and/or Letter of Credit to the transferee or mortgagee. If the Lease is transferred or mortgaged, Tenant, at Landlord’s cost, shall promptly reissue the Letter of Credit within thirty (30) days of written demand therefor from Landlord or any transferee or mortgagee, and any subsequent amended Letters of Credit or substitute Letters of Credit shall thereafter name the transferee or mortgagee as payee. Upon such transfer or assignment, provided such transferee or mortgagee has assumed Landlord’s obligations under the Lease (including without limitation the return of such Deposit), Landlord shall thereby be released by Tenant from all liability or obligation for the return of such Deposit and Tenant shall look solely to such transferee or mortgagee for the return of the Deposit.
21.8    Reserved.

ARTICLE 22
COMMUNICATIONS AND COMPUTER LINES
Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth herein below, (iii) any new or existing Lines servicing the Premises installed by Tenant shall comply with all applicable governmental laws and regulations, (iv) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises installed by Tenant and repair any damage in connection with such removal, and (v) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines located in or serving the Premises and previously installed by Tenant prior to the expiration or earlier termination of this Lease to the extent such removal is required by applicable law.
ARTICLE 23
SIGNS
23.1    Full Floors. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, may install custom identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.
23.2    Reserved.
23.3    Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed outside of the Premises and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole and reasonable discretion.
23.4    Building Directory. Tenant shall have the right, at no charge to Tenant, to have Tenant’s name entered into Landlord’s directory in the Market Street lobby of the Building and any other directories in the Building.
ARTICLE 24
COMPLIANCE WITH LAW
Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way violate any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated relating to Tenant’s specific use of the Premises, as opposed to the use and occupancy of the Premises in general. At its sole cost and expense, Tenant shall promptly comply with such governmental measures relating to Tenant’s specific use of the Premises, as opposed to the use and occupancy of the Premises for office use in general. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for tenants relating to Tenant’s specific use of the Premises, as opposed to the use and occupancy of the Premises for office use in general, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations and to cooperate with Landlord, including, without limitation, by taking such actions as Landlord may reasonably require, in Landlord’s efforts to comply with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24 relating to Tenant’s specific use of the Premises, as opposed to the use and occupancy of the Premises for office use in general, other than in connection with Base Building and/or the Building Systems. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Article 24. Landlord shall be responsible for complying with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated and pertain to the Project, except where Tenant is expressly required by this Lease to so comply.
ARTICLE 25
LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after Tenant’s receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount; provided, however, that Landlord shall waive the first late charge in any consecutive twelve (12) month period. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) business days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15 (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.
ARTICLE 26
LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1    Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2    Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within 30 days of delivery by Landlord to Tenant of statements therefor (including reasonable backup documentation), sums equal to actual expenditures reasonably incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27
ENTRY BY LANDLORD
Landlord reserves the right at all times and upon reasonable advance written notice to Tenant (which shall be no less than twenty-four hours’ prior notice) to enter the Premises to (i) inspect them; (ii) show and provide tours of the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers; to prospective tenants in the last twelve (12) months of the Lease Term (iii) post notices of nonresponsibility; (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment; or (v) during the last twelve (12) months of the Lease Term, show the Premises to prospective tenants. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time without notice to (A) perform regularly recurring services required of Landlord, including janitorial service or to make repairs or respond to requests made by Tenant, or to make repairs affecting other tenants or Building Systems; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform after applicable notice and cure periods have expired. Notwithstanding anything herein to the contrary, Landlord’s entry rights shall be subject to the following: (a) finishing any work for which it entered, and promptly repairing any damage caused to the Premises by Landlord or anyone accessing the Premises under this Section; (b) complying with all of Tenant’s reasonable security and safety regulations, and if Tenant so elects, Landlord shall be accompanied by a representative of Tenant during any such entry; and (C) Landlord shall not interfere with or adversely affect Tenant’s use of, or access to, the Premises. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Provided Landlord has complied with this Article 27, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except as otherwise provided in this Lease. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may reasonably deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.
ARTICLE 28
BUILDING ACCESS
Subject to state and local laws and subject to the terms and conditions of this Lease, Tenant shall be granted access to the Premises twenty-four (24) hours per day, every day of the year during the Lease Term, including access to the fire stairs and the doors thereto between contiguous floors comprising the Premises, provided that such access shall be subject to (i) Landlord’s reasonable approval of the engineering specifications of Tenant’s access card readers, if any, installed at the doors to the fire stairs and all additional reasonable security measures as may be imposed by Landlord from time to time, provided that (a) Tenant shall have been given written notice of such security measures at least five (5) business days prior to application, and (b) such measures are applicable to all tenants of the Building and their invitees, including, without limitation, measures to restrict access throughout the Building via security-coded card key or other access control systems, and (ii) restrictions on access imposed as a result of an emergency, damage or destruction, or condemnation. Tenant shall have the right to install access card readers at the doors to the Building’s fire stairs, which would permit Tenant and its employees access through such doors to and from the Building’s common stairwells for pedestrian travel between contiguous floors comprising the Premises and prevent other parties from accessing the Premises through such doors and the Building’s fire stairs. Any such access card readers installed by Tenant shall be capable of being overridden by the Building’s life safety system.
ARTICLE 29
CONDOMINIUM
29.1    Condominium Documents. Tenant acknowledges that the Building and the land of which the Premises form a part may be subjected to the condominium form of ownership prior to the end of the Term of this Lease. Tenant agrees that if, at any time during the Term, the Building and the land shall be subjected to the condominium form of ownership, then, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration (the “Declaration”) and any other documents (together with the Declaration, collectively, the “Condominium Documents”; the condominium association and/or the board thereof, hereafter, the “Condominium”) which shall be recorded in order to convert the Building and the land of which the Premises form a part to a condominium form of ownership in accordance with applicable California law and the laws of the City and County of San Francisco, provided that the Declaration and the Condominium Documents do not increase the obligations or liability or diminish the rights and remedies of Tenant hereunder or reduce Landlord’s obligations hereunder or have an adverse impact upon the rights of Tenant hereunder or Tenant’s use of, or access to, the Premises (in any case beyond a de minimis extent) and provided further that as a condition thereto the Board of Managers of the Condominium (the “Board”) shall enter into a non-disturbance agreement with Tenant in form and substance reasonably satisfactory to Tenant, confirming that, so long as Tenant is not in default of its obligations under this Lease after notice and expiration of applicable grace periods, any foreclosure of the unit of which the Premises are a part or the exercise by the Board of any of its rights under the Condominium Documents shall not result in termination of this Lease or otherwise interfere with the rights, remedies and obligations of Tenant under this Lease. Tenant’s obligation to comply with the Declaration and the Condominium Documents shall be subject to Tenant’s prior written consent, which Tenant may withhold in its sole discretion, if the same would increase the obligations or liability or diminish the rights and remedies of Tenant hereunder or reduce Landlord’s obligations hereunder or have an adverse impact upon the rights of Tenant hereunder or Tenant’s use of, or access to, the Premises. If any such Declaration is to be recorded, Tenant, upon request of Landlord, but subject to the foregoing, shall enter into an amendment of this Lease in such respects as shall be reasonably necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to the Percentage and to real estate taxes payable during the Base Year; provided Landlord shall pay for all costs incurred by Tenant (including without limitation Tenant’s reasonable attorneys’ fees) relating to such amendment of this Lease, such condominiumization and/or any documents relating thereto. Notwithstanding anything herein to the contrary, in no event shall the total amount of Rent (or any portion thereof, including without any limitation Tax Expenses and Operating Expenses) payable by Tenant under this Lease increase due to such condominiumization (in comparison to the amount of Rent (or any portion thereof) which would have been payable by Tenant under this Lease if such condominiumization had not occurred).

29.2    Rules and Regulations. Subject to the other provisions of this Article 29, Tenant agrees that it shall comply with the reasonable rules and regulations of the Condominium as well as Landlord’s reasonable rules and regulations, provided such rules and regulations of the Condominium and Landlord’s rules and regulations do not increase the obligations or liability or diminish the rights and remedies of Tenant hereunder or reduce Landlord’s obligations hereunder or have an adverse impact upon the rights of Tenant hereunder or Tenant’s use of, or access to, the Premises; and further provided that such rules and regulations shall not be effective until thirty (30) days after receipt of by Tenant of such rules and regulations in writing. Such rules and regulations shall be promulgated and enforced in a reasonable and non-discriminatory manner and Landlord shall make good faith efforts to uniformly enforce such rules and regulations against tenants of the Building. In the event of any inconsistency between such rules and regulations and this Lease, the terms of this Lease shall prevail. Landlord shall not be permitted to rescind rule 39 from the rules and regulations attached to this Lease in Exhibit D, which details Tenant’s rights to bring dogs into the Premises.
29.3    Intentionally Deleted.
29.4    Modification. If at any time, pursuant to law or the provisions of the Condominium Documents, the Building shall cease to be a condominium, unless any condition exists pursuant to which this Lease may otherwise be terminated, then, this Lease shall continue in full force and effect between Tenant and the new owner of the Building, except that this Lease shall be deemed modified to delete provisions relating to the Condominium which are no longer relevant. At the request of Landlord, at no cost to Tenant and subject to Landlord’s reimbursement of costs incurred by Tenant with respect to such modification of this Lease and review of any relevant documentation, Tenant will execute a modification of this Lease reasonably acceptable to Tenant confirming such changes at that time.
29.5    Responsible Party. With regard to any items of repair, maintenance, restoration, services or other obligations of Landlord under this Lease which under the Condominium Documents or by law is the duty or responsibility of the Condominium, the board of managers, or the owner of any other unit in the Condominium (each of the foregoing being a “Responsible Party”), to the extent such Responsible Party fails to perform such obligations, the same shall be a default by Landlord hereunder. Landlord shall use commercially reasonable efforts to cause such Responsible Party to perform such work or other obligations.
29.6    Condominiumization. Tenant acknowledges that Landlord retains the right, at any time during the Term, and from time to time, to split the Building into two (2) or more separate condominium units. In any such event, provided the following (i.e. items (i) through (iii)) do not increase the obligations or liability or diminish the rights and remedies of Tenant hereunder or reduce Landlord’s obligations hereunder or have an adverse impact upon the rights of Tenant hereunder or Tenant’s use of, or access to, the Premises, and provided further that Landlord shall reimburse Tenant for all costs incurred by Tenant (including without limitation reasonable attorneys’ fees) in connection with the following, Tenant agrees as follows: (i) Tenant will give such consents if any, as may be required to effectuate any such further condominiumization within the Building; (ii) Tenant agrees that it will promptly cooperate and comply at Landlord’s cost, with all reasonable requests made by Landlord in furtherance of any such further condominiumization, which may include, without limitation, executing such documents as may necessary in connection with the further condominiumization and consenting to any modifications of this Lease as may be reasonably requested by Landlord in connection therewith; and (iii) Tenant agrees that from after any such conversion of the Building to two (2) or more condominium units and the Condominium Unit Owner’s assumption of Landlord’s obligations under this Lease in writing, the word “Landlord” as used herein shall refer to the owner of the unit or units of the Condominium (“Condominium Unit Owner”) which comprise the Premises and such other definitional charges as may be appropriate shall be made. From and after such further condominiumization, if any, the computation of Tenant’s Proportionate Share shall be appropriately adjusted to reflect the relative size of the Premises to the tax lot constituting the condominium unit(s) containing the Premises, and any other escalation or other changes payable on the basis of a percentage of square footage of the Building shall be appropriately adjusted, if necessary, to accurately reflect Tenant’s percentage thereof. Without limiting the generality of the foregoing, from and after such condominiumization, the Tax Expenses shall be determined by multiplying the Tax Expenses referred to in Section 4.2.5 of this Lease times a fraction, the numerator of which is the amount of real estate taxes initially payable by the Condominium containing the Premises when the Condominium has been established and the denominator of which is the total amount of real estate taxes payable by all Condominiums in the Building when all such Condominiums have been established. Notwithstanding anything herein to the contrary, in no event shall the total amount of Rent (or any portion thereof, including without any limitation Tax Expenses and Operating Expenses) payable by Tenant under this Lease increase due to such condominiumization (in comparison to the amount of Rent (or any portion thereof) which would have been payable by Tenant under this Lease if such condominiumization had not occurred).
ARTICLE 30
MISCELLANEOUS PROVISIONS
30.1    Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
30.2    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
30.3    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.
30.4    Modification of Lease. Should any current or prospective mortgagee for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder or in any way reduce Landlord’s obligations hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within thirty (30) days following a written request therefor; provided, that Landlord reimburses to Tenant any costs reasonably incurred by Tenant in connection with such modification, including, without limitation any legal fees and accounting fees, as applicable. At the request of Landlord or any mortgagee, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within fifteen (15) business days following the written request therefor.
30.5    Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, provided such transferee assumes Landlord’s obligations under the Lease in writing from and after the date of such transfer, Landlord shall be released from all liability under this Lease arising after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Deposit sums transferred by Landlord to such transferee, and Tenant shall attorn to such transferee.
30.6    Prohibition Against Recording. Except as provided in Section 30.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
30.7    Landlord’s Title. Subject to Tenant’s rights under this Lease, Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which shall encumber the title of Landlord.
30.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
30.9    Application of Payments. While a Default remains uncured, Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any outstanding obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
30.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

30.11    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
30.12    No Warranty. In executing and delivering this Lease, except as set forth in this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
30.13    Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project (including the Building) and the rents, issues and profits thereof, together with the proceeds of any applicable policy(ies) of insurance, any proceeds of sale, and the amount of any award in eminent domain. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant, The limitations of liability contained in this Section 30.13(a) shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, absent its gross negligence or intentional act, and except as otherwise provided in this Lease, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. Neither Tenant, nor any of the Tenant Parties shall have any personal liability therefor, and Landlord hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Landlord. The limitations of liability contained in this Section 30.13(b) shall inure to the benefit of Tenant’s and the Tenant Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease as expressly set forth in Section 16 of this Lease.

30.14    Allocation of Risks. Tenant acknowledges that it has been advised to have the provisions of this lease reviewed by an attorney of its own choosing and that it has done so or knowingly elected not to do so. Each of the waivers, releases, and other limitations on liability or claims provided in this article or elsewhere in this lease (including without limitation, liability or claims based on negligence or other fault) has been knowingly and intentionally made and agreed to by Tenant. This section is intended to satisfy any requirement of law that a waiver, release, or other limitation of claims or liability based on negligence or other fault be conspicuously disclosed.
30.15    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
30.16    Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
30.17    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, orders or regulations, pandemics civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other amounts to be paid by Tenant or Landlord pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. In the event that either party is delayed from performing any obligation hereunder as a result of Force Majeure, such party shall promptly give notice to the other party of the delay in question, specifying in such notice the nature of the delay and, without any such estimate being deemed a representation or warranty, such party’s good faith estimate of the length of the delay in question. The foregoing notwithstanding, under no circumstance shall a Force Majeure event permit Tenant from withholding the payment of any amount due hereunder including, but not limited to, the timely payment of Rent.
30.18    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the

Premises after any termination of this Lease. The foregoing waiver includes, without limitation, a waiver of any right of redemption or reinstatement of Tenant under any present or future case law or statutory provision (including Code of Civil Procedure Sections 473 and 1179 and Civil Code Section 3275) in the event Tenant is dispossessed from the Premises for any reason.
30.19    Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), or (B) delivered by a nationally recognized overnight courier (“Courier”). Any Notice shall be sent or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date that delivery is made or refused. As of the date of this Lease, any Notices to Landlord must be sent or delivered, as the case may be, to the following addresses:
Phelan Building LLC
[***]
and
Phelan Building LLC
[***]
30.20    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several. In the event that the Tenant is a married individual, the terms, covenants and conditions of this Lease shall be binding upon the marital community of which the Tenant is a member.
30.21    Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) business days after execution of this Lease, deliver to Landlord reasonably satisfactory evidence of such authority and, if a corporation, within 10 business days of written demand by Landlord, also deliver to Landlord reasonably satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in the State of California.
30.22    Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, and shall be enforceable whether or not the action is prosecuted to judgment.

30.23    Governing Law; Waiver Of Jury Trial. This Lease shall be construed and enforced in accordance with the laws of the State of California. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.
30.24    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
30.25    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the “Brokers”), who will be paid a commission by Landlord pursuant to the terms of a separate agreement and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.
30.26    Independent Covenants. This lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and nothing set forth herein is intended to limit the rights of Tenant to enforce any judgment entered by a court of competent jurisdiction.
30.27    Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole and reasonable discretion, desire; provided, Landlord’s signage does not adversely affect or obstruct Tenant’s signage. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord. Landlord shall not use Tenant’s name (including Tenant’s logo) in any marketing and advertising materials in connection with the Project without Tenant’s consent. Landlord shall pay Tenant the reasonable cost of replacement stationery, business cards and website modification in the event Landlord voluntarily changes the address of the Project.
30.28    Counterparts. This lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document Both counterparts shall be construed together and shall constitute a single lease.
30.29    Confidentiality. Tenant and Landlord each acknowledge that the content of this Lease and any related documents, including all documents and things subsequently delivered by the parties pursuant to this Lease, including, without limitation, estoppel certificates and financial statements, are confidential information. Tenant and Landlord shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than on an “as needed” basis (for example to such party’s brokers, and financial, legal, and space planning consultants, and prospective assignees, subtenants or purchasers) to the extent required by applicable law or to enforce the terms of the Lease.
30.30    Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises. Provided that such Renovations do not unreasonably interfere with Tenant’s use and enjoyment of the Premises, or access thereto, Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.
30.31    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.
30.32    Asbestos Disclosures. Landlord has advised Tenant that there is asbestos-containing material (“ACM”) in the Building that is not in a condition which requires action or remediation pursuant to applicable laws and regulations. Attached hereto as Exhibit F is a disclosure statement regarding ACM in the Building. Tenant acknowledges that such notice complies with the requirements of Section 25915 et seq. and Section 25359.7 of the California Health and Safety Code. Unless occurring as the direct result of the gross negligence or intentional act of Tenant, if such ACM should subsequently become in a condition that requires action or remediation, Landlord shall complete such action and remediation consistent with applicable law.
30.33    OFAC Compliance.
30.33.1   Representations and Warranties. Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), and (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease, as amended, is in violation of law. The term “Embargoed Person” as used in this paragraph means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.
Landlord represents and warrants that (a) Landlord and each person or entity owning an interest in Landlord is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Landlord constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Landlord (whether directly or indirectly), and (d) none of the funds of Landlord have been derived from any unlawful activity with the result that the investment in Landlord is prohibited by law or that the Lease, as amended, is in violation of law. The term “Embargoed Person” as used in this paragraph means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Landlord is prohibited by law or Landlord is in violation of law.
30.33.2    Compliance with Laws. Tenant and Landlord each covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify the other party in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding Section are no longer true or have been breached or if Tenant or Landlord, as applicable, has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to the other party under the Lease, as amended, and (d) at the request of the other party, to provide such information as may be requested by the other party to determine compliance with the terms hereof.
30.33.3   Event of Default: Indemnity. Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the term of the Lease, as amended, shall be a Default under this Lease, as amended hereby. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a Default under this Lease. Tenant shall indemnify and hold Landlord harmless and against from all losses, damages, liabilities, cost and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by Landlord and/or its affiliate that derive from a claim made by a third party against Landlord and/or its affiliates arising or alleged to arise from a misrepresentation made by Tenant hereunder or a breach of any covenant to be performed by Tenant hereunder.
30.33.4    Documentation. Tenant shall provide documentary and other reasonable evidence of Tenant’s identity as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any legal request.
30.34    GAAP. Landlord and Tenant hereby agree that from and after the date of this Lease, any and all references in this Lease to “generally accepted accounting principles” and/or “GAAP,” if any, shall be deemed to be references to “generally accepted accounting principles or International Financial Reporting Standards (‘IFRS’)”, as such standards and principles are generally applied to small, privately held companies, and which generally do not include certain adjustments (such as non-cash stock option expense) which might be expected to be performed by larger, public companies.
30.35    Lease Contingency. This Lease and the liability of Tenant hereunder is and shall be wholly contingent upon the full execution and delivery of the Sublease, receipt of Landlord’s written consent to such Sublease, and Landlord’s execution and delivery of a recognition agreement.
30.36    Certified Access Specialist. As of the Effective Date, the Project has not been inspected by a Certified Access Specialist.
ARTICLE 31
RESERVED
ARTICLE 32
RESERVED
[Remainder of page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

PHELAN BUILDING LLC,
a Delaware limited liability company

By:/s/ Patrick Hotung
Name:PATRICK HOTUNG
Title: PRESIDENT

“TENANT”:
FIGMA, INC.

By:/s/ Dylan Field
Name: Dylan Field
Title: CEO

EXHIBIT A-1
760 MARKET STREET
OUTLINE OF PREMISES
Exhibit A-1

EXHIBIT A-2
760 MARKET STREET
DESCRIPTION OF LAND
BEGINNING AT A POINT ON THE SOUTHERLY LINE OF O’FARRELL STREET, DISTANT THEREON 87 FEET AND 6 INCHES EASTERLY FROM THE EASTERLY LINE OF STOCKTON STREET; RUNNING THENCE EASTERLY ALONG SAID SOUTHERLY LINE OF O’FARRELL STREET 295 FEET AND 11-3/8 INCHES TO THE WESTERLY LINE OF GRANT AVENUE; THENCE AT A RIGHT ANGLE SOUTHERLY 12 FEET AND 9-7/8 INCHES TO THE NORTHWESTERLY LINE OF MARKET STREET; THENCE RUNNING SOUTHWESTERLY ALONG SAID LINE OF MARKET STREET 328 FEET AND 9-1/4 INCHES TO A POINT, WHICH SAID POINT IS DISTANT 120 FEET AND 9-3/4 INCHES NORTHEASTERLY FROM THE POINT OF INTERSECTION OF SAID NORTHWESTERLY LINE OF MARKET STREET WITH THE NORTHERLY LINE OF ELLIS STREET AND WHICH SAID POINT OF INTERSECTION OF SAID NORTHERLY LINE OF ELLIS STREET WITH THE NORTHWESTERLY LINE OF MARKET STREET IS DISTANT 18 FEET AND 7-3/4 INCHES EASTERLY FROM THE POINT OF INTERSECTION OF SAID NORTHERLY LINE OF ELLIS STREET WITH THE EASTERLY LINE OF STOCKTON STREET; THENCE RUNNING NORTHERLY PARALLEL WITH THE SAID EASTERLY LINE OF STOCKTON STREET 117 FEET AND 9-3/8 INCHES TO A POINT; THENCE AT A RIGHT ANGLE WESTERLY AND PARALLEL WITH THE SOUTHERLY LINE OF O’FARRELL STREET 29 FEET AND 2 INCHES TO A POINT DISTANT AT A RIGHT ANGLE EASTERLY 87 FEET AND 6 INCHES FROM THE EASTERLY LINE OF STOCKTON STREET; THENCE AT A RIGHT ANGLE NORTHERLY 87 FEET AND 2-3/8 INCHES TO THE POINT OF BEGINNING.
BEING A PORTION OF 50 VARA BLOCK NO, 122
EXHIBIT A-2

EXHIBIT B
RESERVED
EXHIBIT B

EXHIBIT C
760 MARKET STREET
NOTICE OF LEASE TERM DATES
To:    __________________
__________________
__________________
__________________
Re:    Office Lease dated ________, 20___ between PHELAN BUILDING LLC, a Delaware limited liability company (“Landlord”), and __________, a __________ (“Tenant”) concerning floor(s) ______ of the office building located at 760 Market Street, San Francisco, California 94102.
Gentlemen:
In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:
1.The Lease Term shall commence on or has commenced on __________ for a term of __________ ending on __________.
2.Rent commenced to accrue on __________, in the amount of __________.
3.If the Rent Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.
4.Your rent checks should be made payable to __________ at __________.
5.The exact number of rentable/usable square feet within the Premises is ______ square feet.
6.Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is _____%.

“Landlord”:

PHELAN BUILDING LLC,
a Delaware limited liability company

By:____________________________________
Its:_________________________________
EXHIBIT C-1

Agreed to and Accepted as
of __________, 20___.
“Tenant”:

By:____________________________________
Its:_________________________________
EXHIBIT C-2

EXHIBIT D
760 MARKET STREET
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by other tenants or occupants of the Project provided if such nonperformance shall adversely affect Tenant’s use of, or access to, the Premises, then Landlord shall use commercially reasonable efforts to enforce said Rules and Regulations against the nonperforming tenant(s) or occupant(s). In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.
1.    Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant.
2.    All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
3.    Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are designated by Landlord but not during Building hours. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has previously arranged for access to the Building. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons while in the Building on such requested pass. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion or emergency, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.
4.    No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the
EXHIBIT D-1

same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.
5.    No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.
6.    The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord. Should Landlord use an Electronic Work Order Request system, Tenant agrees to use such system for all requests for services and repairs.
7.    Except as otherwise provided herein, no sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Building outside of the Premises without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.
8.    The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.
9.    Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws (except as appropriate to hang reasonable decorative art and photographs), or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent.
10.    Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than office machines or equipment shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
11.    Tenant shall not use, store or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material, except for customary office and janitorial and maintenance supplies.
12.    Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning whatsoever other than that supplied by Landlord.
EXHIBIT D-2

13.    Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein (excluding after Business Hours the use of any musical instrument or phonograph). Tenant shall not throw anything out of doors, windows or skylights or down passageways.
14.    Except as otherwise provided by law or otherwise set forth in the Lease, Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals, birds or aquariums, except for service animals.
15.    No commercial or “for profit” cooking shall be done or permitted on the Premises, nor shall the Premises be used for lodging or for any illegal purposes. Notwithstanding the foregoing, microwave ovens, coffee makers and toaster ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.
16.    The Premises shall not be used for manufacturing. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not advertise for laborers giving an address at the Premises.
17.    Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations or any other activity deemed illegal by State or Federal Authorities.
18.    Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.
19.    Tenant shall not waste water and agrees to cooperate fully with Landlord to ensure the effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.
20.    Tenant shall store all its trash and garbage within the interior of the Premises. The disposal of trash material or the storage of materials in any and all common areas is prohibited. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only
EXHIBIT D-3

through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
21.    Tenant and Employees of Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. This shall include any and all State and City required trainings and drills, including but not limited to the Project’s annual Fire drill and Floor Warden Training classes.
22.    Any persons employed by Tenant to do supplemental janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons. It is understood and agreed that Landlord may require use of specific Contractors for janitorial services and Tenant agrees to use such Contractors, including for the use of any desired additional services,
23.    No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard coverings. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.
24.    The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
25.    Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
26.    Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5, and any local “No-Smoking” ordinance which may be in effect from time to time and which is not superseded by such State law. A No Smoking Policy is in effect in the Building. Smoking is prohibited in all areas of the Building, including the common areas, restrooms, lobbies, elevators, the Leased Premises and outside the Building, within twenty (20) feet of any Building entrance. Tenant agrees that Tenant and Tenant’s employees, agents and invitees will abide by the above building No Smoking Policy.
27.    Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties,
EXHIBIT D-4

including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or otherwise required by law.
28.    Any and all preexisting vibration, noise and annoyance that is caused by the building operations, the city sounds, and/or any other noise shall not be the responsibility of the Landlord.
29.    Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
30.    No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
31.    No tenant shall use or permit any person to use any portion of the Premises for such person’s permanent living quarters, sleeping apartments or lodging rooms.
32.    Tenants may not tamper with or attempt to adjust temperature control thermostats in their premises. Landlord will adjust thermostats as required to maintain the Building standard temperature. Each tenant must use reasonable efforts to keep all window blinds down to help maintain comfortable room temperatures and conserve energy.
33.    Each Tenant will comply with all security procedures during business hours, after hours, and on weekends. This includes Tenant Vendor and/or Tenant Contractor access and procedures whereby “Tenant Contractor Entrance Authorization” by Landlord is required for the following:
(a)Access to Building mechanical, telephone or electrical rooms.
(b)Freight elevator use.
(c)After-hours building access by tenant contractors. Tenants will be responsible for contacting Landlord 24 hours in advance for clearance of tenant contractors.
34.    Canvassing, peddling, soliciting, and distribution of hand bills in the Building (except for activities within a tenant’s premises that involve only the tenant’s employees) is prohibited. Tenants will notify Landlord if such activities occur.
35.    Tenants must refer all contractors, contractors’ representatives, and installation technicians tendering any service to them to Landlord for Landlord’s supervision, approval, and control before the performance of any contractual services. This provision applies to all work performed in the Building (other than work under contract for installation or maintenance of
EXHIBIT D-5

security equipment or banking equipment), including but not limited to, installations of telephones, telegraph equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, and any other portion of the Building.
36.    Each Tenant must provide Landlord with names and telephone numbers of individuals who:
a)Should be contacted in an emergency.
b)Should be granted access to the Tenant’s leased space, upon proof of identification.
37.    Tenant agrees to participate and encourage Employees of Tenant to participate in accordance with Landlord’s recycling and composting program. Failure of Tenant to participate in accordance with such program will result in increased cost to Landlord which Tenant agrees to reimburse any such increased cost within thirty (30) days of written demand from Landlord.
38.    Tenant agrees to abide by the Elevator Use Rules of the Project whereas the designated passenger elevator cars are for the use of passengers and not freight, and whereas the designated freight elevator cars are for the use of freight only and not passengers. Furthermore, Tenant agrees to encourage all Tenant Employees to abide by this rule whereas the passenger use of the designated freight elevators is strictly prohibited.
39.    Notwithstanding terms of Section 14 of these Rules and Regulations, in addition to service dogs, Landlord will permit trained and obedient dogs within the Premises, subject to the following conditions:
(a)Tenant shall keep on file and provide a copy to the Landlord or the Property Manager, completed and executed copies of applications containing the information solicited on the attached “Dog Application form” for any dog which may be kept in the Building.
(b)Any Dog Application Form applies solely to the particular dog identified therein, and does not extend to any other animal.
(c)All dogs must be six (6) months of age or older. All dogs must be spayed or neutered and shall be licensed and vaccinated in accordance with local laws. All dogs must be socialized.
(d)The maximum number of dogs within the Premises at any one time shall be three (3) dogs to every full floor of the Premises.
(e)Dogs shall never be left unattended at the Premises and shall not be kenneled or otherwise remain in the Premises for periods of longer than twelve (12) hours in any twenty-four (24) hour period.
EXHIBIT D-6

(f)No dog shall create noise or unreasonably annoy other occupants of the Property.
(g)Dog may not be bathed or groomed within the Premises. No pet food or water may be left outside of the Premises.
(h)Dogs are not permitted to be walked or held in Common Areas, except on a leash. Dogs must remain on leash when not within the Premises and may only be walked in the portions of the Common Areas designated by Landlord for such purpose. Dogs must be taken to designated areas of the Property for their toilet purposes. In no event shall any toilet boxes, “pee pads” or dog waste of any kind exist in the Premises. All dog waste is to be removed immediately, sealed in plastic bags, and disposed into an exterior dumpster or trash can.
(i)Tenant shall be charged for any extra maintenance, janitorial or similar costs that are incurred by Landlord in connection with dogs within the Premises or dogs of Tenant’s employees on or about the Property, included but not limited to carpet cleaning, excrement removal, painting, wall repair, floor care, landscape repair/replacement and/or increased insurance costs. Tenant’s indemnity obligation as set forth in the Lease shall include any claims, suits, liabilities, judgements, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees, costs and disbursements) arising from the presence of Tenant’s dogs in or about the Premises, the actions of any dogs of Tenant’s employees, or any failure of Tenant or its employees to control such dogs. and Tenant’s surrender obligations shall include fully remediating and correcting any damage or increased wear and tear caused by dogs permitted hereunder.
(j)Tenant shall be permitted no greater than twelve (12) total dogs at any one time (“Maximum Dog Occupancy”). Landlord may withdraw permission for Tenant to allow any particular dog on or about the Premises or the Property if Landlord, based on any documented incident or incidents involving that particular dog, reasonably determines the continued presence of such dog presents an unreasonable risk of nuisance or personal injury to tenants or other occupants or invitees of the Property. Landlord shall notify Tenant of any complaints received and the incident or incidents regarding the dog(s) that Landlord documents. In the event Landlord bans a particular dog from the Project and Premises as permitted herein, Tenant’s Maximum Dog Occupancy shall be reduced by one (1) dog.
(k)The above rules and regulations are subject to ongoing review and may be changed and/or modified at owner’s reasonable discretion, provided Landlord may not alter the policies detailed in subsections (d) and (j) above.
40.    Subject to the requirements of the Lease, Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations (with at least thirty (30) days prior written notice) as in Landlord’s reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the
EXHIBIT D-7

preservation of good order therein, as well as for the convenience of other occupants and tenants therein; provided, that no such other rules and regulations shall adversely affect Tenant’s use of, or access to and from, the Premises, or materially increase any of Tenant’s obligations, or materially decrease any of Tenant’s rights, under this Lease. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, provided Landlord shall not enforce any such Rules and Regulations on a discriminatory basis. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them.
EXHIBIT D-8

EXHIBIT E
760 MARKET STREET
FORM OF TENANT’S ESTOPPEL CERTIFICATE
The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of __________, 20___ by and between PHELAN BUILDING LLC, a Delaware limited liability company, as Landlord, and __________, a __________, as Tenant, for Premises on the__________ floor of the office building located at 760 Market Street, San Francisco, California 94103, certifies as follows:
1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.    The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on __________, and the undersigned has no option to purchase all or any part of the Premises, the Building and/or the Project.
3.    Base Rent became payable on __________.
4.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:
6.    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through __________. The current monthly installment of Base Rent is $__________.
7.    Except as may otherwise be specified below, to Tenant’s actual knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.
8.    No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.
9.    Except as may otherwise be specified below, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s actual knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
10.    If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California
EXHIBIT E-1

and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
11.    There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
12.    Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.
13.    Except as may otherwise be specified below, to the undersigned’s actual knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.
The certifications made herein are based on the actual (and not deemed, imputed or constructive) knowledge of the undersigned, without any obligation to perform any inquiry. Further, nothing contained herein shall be deemed to amend the terms of the Lease. The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.
Executed at __________ on the ______ day of __________, 20___.

“Tenant”:

_______________________,
a ______________________

By:____________________________________
Its:

By:____________________________________
Its:
EXHIBIT E-2

EXHIBIT F
760 MARKET STREET
CALIFORNIA ASBESTOS NOTICE
Federal Laws require that in light of the age of the Building, certain areas and materials of the Building are presumed to contain asbestos until proven otherwise. Landlord has conducted a general assessment of the Building in accordance with applicable Laws and is operating under an operations and management plan (the “O&M Plan”) to manage locations of asbestos and “presumed asbestos” in place. Tenant may review the O&M Plan on reasonable advance notice to Landlord. Under applicable Laws and the O&M Plan, special procedures must be followed by Landlord and/or as applicable by Tenant in performing many ordinary activities such as buffing floors, changing light bulbs, and changing smoke detector batteries, and maintenance personnel must be trained in these procedures. Tenant must comply (and must cause its employees and contractors to comply) with all Laws and provisions of the O&M Plan insofar as they relate to Tenant’s use and occupancy of the Premises. Notwithstanding anything to the contrary in the Lease, Tenant may not perform any remodeling, maintenance, repair, or construction activities in the Premises that would violate the O&M Plan.
EXHIBIT F

EXHIBIT G
760 MARKET STREET
TENANT CONSTRUCTION GUIDELINES

TABLE OF CONTENTS

I.	DIRECTORY	PAGE 2

II.	GENERAL INFORMATION	PAGE 3

III.	INSURANCE	PAGE 9

IV.	PRE-CONSTRUCTION	PAGE 13

V.	MEP SYSTEMS	PAGE 16

VI.	OTHER BUILDING SYSTEMS	PAGE 18

VII.	FEES	PAGE 22

VIII.	POST CONSTRUCTION	PAGE 23

IX.	APPENDIX	PAGE 24
Landlord reserves the right to revise and supplement the foregoing rules and regulations from time to time as Landlord may deem necessary.
EXHIBIT G-1

I. Directory

TENANT COORDINATION

PROPERTY MANAGEMENT

SAN FRANCISCO DEPARTMENT OF BUILDING INSPECTION
[***]
SAN FRANCISCO PLANNING DEPARTMENT
[***]
SAN FRANCISCO DEPARTMENT OF PUBLIC HEALTH
[***]
WATER & SEWER
[***]
ELECTRIC/GAS
[***]
EXHIBIT G-2

II. General Information

1.During the course of all construction activity, all contractors will honor the established policy of treating the premises as a professional business, with respect and courtesy provided any public business. Proper conduct and treatment of Premises facilities and Property Management personnel will be expected and any violations will not be tolerated and may result in the eviction of that Contractor.
2.All Contractors will conduct and coordinate a pre-construction meeting with Tenant Coordination and/or Property Management Office prior to the commencement of ANY construction activity.
3.No trenching or cutting of floors/ceilings will be permitted.
4.All construction sites will be required to have a damp carpet or equivalent device at any and all entries to prevent the carry of dust and debris into the general common areas of the Premises.
5.Common areas will NOT be utilized at ANY time for ANY construction activities unless other arrangements have been specifically given at the time of the pre-construction meeting.
6.ALL construction debris will be placed in construction containers.
7.All Contractors will assess their immediate Tenant areas. If any corner guards, corridor walls, doorframes, door assemblies, ceilings assemblies, or any other Premises property is damaged as a result of construction activity, Property Management will assess the Contractor the appropriate repair costs.
8.All Contractors are required to maintain a clean and orderly area. All debris and trash must be removed on a daily basis.
9.During sprinkler system impairments, the Contractor must maintain a fire watch during all phases of construction activity. These must be coordinated in advance with Building Management and the Premises Chief Engineer.
10.All spaces under construction must have fire extinguishers available (quantity per code) in case of emergency. A Fire extinguisher must be available at all times.
11.General Contractor must review, inspect and coordinate with Property Management that all fire, smoke, HVAC, electrical, plumbing, and sprinkler systems are functioning properly at the conclusion of their project.
EXHIBIT G-3

12.All Hot Work (i.e. burning or welding operations) will require the prearranged permission by Property Management and will require the Contractor to post a specific fire watch.
13.Cutting, soldering, or welding is prohibited under the following circumstances:
a)In areas not authorized by Tenant Coordination/Property Management.
b)In the presence of explosive or flammable atmospheres, or explosive or flammable atmospheres that may develop inside unclean or improperly prepared tanks or equipment that have previously contained such materials, or in areas with an accumulation of combustible dusts.
c)In areas near the storage of quantities of exposed, readily ignitable materials.
d)In areas where employees or workers are present, unless proper shields or guards and appropriate exhaust provisions are used.
14.No signage is permitted on any barricade or other area of operations other than the Tenant’s branding approved prior to construction commencement by Tenant Coordination; with the sole exception of Code Required Signage.
15.Contractor must provide Tenant Coordination/Property Management with the General Contractor contact and Sub-Contractor contact list in the event of an emergency.
16.All construction activity must be confined to the Tenant space. NO COMMON AREA activity is permitted unless otherwise pre-approved by Property Management.
17.General Contractor and Sub-Contractors shall make themselves knowledgeable of all existing conditions, configurations and dimensions of the job site and fully understand how the new construction relates to site work before proceeding with the work.
18.Contractor and contractor’s employees (including all subcontractors) are not allowed to enter any areas of the premises that are not designated work areas at any time.
19.A copy of these Rules must be reviewed, understood, and posted by the Contractor in the work area at the Property.
20.Work permits must be posted in the work area at all times and be protected from weather, dirt, dust, etc.
EXHIBIT G-4

21.All mobile equipment in contact with the floors must be rubber-wheeled and the wheels must be kept clean and dust free to avoid leaving tracks in finished spaces.
22.Any damage to the existing floors or walls will be the Contractor’s responsibility, including and up to all repair or replacement costs.
23.Unless specifically approved, no Contractor is permitted to perform work inside any equipment or mechanical room including, electrical closets and telephone rooms unless specifically approved by Tenant Coordination/Property Management.
24.No Contractor is permitted to perform work in or on ceilings of any public/common areas.
25.Under no circumstances shall the Contractor drill, burn, or fasten anything to any structural members without written consent of Tenant Coordination/Property Management.
26.All penetrations through the walls, floors, and ceilings must be sealed per approved fire-rated material(s) per the local jurisdictional authorities.
27.Public/common areas including floor, ceiling, walls, or mechanical chases may not be used as a tenant raceway system. If a corridor crossing is required, Tenant Coordination/ Property Management approval is required.
28.Sweeping compound and a damp mop is to be used on the job site for cleanup at the end of each day.
29.No trash accumulation in service corridors, hallways, or surrounding Tenant area or any area of the Building premises will be allowed.
30.The use of odor-causing or particulate-generating practices must be pre-approved by Tenant Coordination/Property Management and scheduled 48 hours in advance.
31.The use of power equipment using diesel fuel within the Premises is strictly forbidden. The use of propane and battery powered equipment is preferred and encouraged whenever possible. Please follow all Local City/State Regulations/ Ordinances for any alternative means of power. The Contractor shall consult with Property Management before bringing any equipment into the Premises. No flammable liquids or materials may be stored at the job site.
32.Additional fire prevention precautions and suppression capability must be engaged whenever performing such work under any of the following conditions
1.Appreciable combustible material in building construction or contents is closer than 35 feet from the point of operation.
EXHIBIT G-5

2.Appreciable combustibles are more than 35 feet away but are easily ignited by sparks.
3.Wall or floor openings occur with a 35-foot radius of the point of operation where the potential exists of igniting exposed combustible material. This includes adjacent areas and concealed spaces in walls, floors, and ceilings.
4.Combustibles could be ignited by conduction or radiation through metal partitions, wall, ceilings, or roofs.
33.Contractor access needs must be scheduled through the Tenant Coordinator/ Property Management at lease forty-eight (48) hours in advance. If a Security Officer must be employed to watch over any area or path of Egress/Ingress, then those charges will be charged to the General Contractor.
34.It is the Contractor’s responsibility to check with Tenant Coordination/Property Management prior to commencement of work to determine whether there are any known hazardous substances on or near the premise. No construction materials containing hazardous substances (i.e. VAT) may be used or brought on site.
35.It is the Contractor’s responsibility to maintain the work area in a neat and orderly manner. The work area also includes any area beyond the dust-tight drywall partition where work is occurring or where traffic has occurred while implementing the work. Any dust, dirt, or debris, which may migrate beyond the partitions, is also the Contractor’s responsibility. The Contractor must employ clean-up personnel to perform this task. They may be needed daily during some phases of the construction project. These personnel should be responsive not only to the Contractor’s construction superintendent but to Tenant Coordination/Property Management as well. Property Management will coordinate all clean-up requests through the Contractor’s on-site superintendent; however, when deemed necessary, Property Management may direct the clean-up personnel directly and subsequently notify the Contractor’s superintendent. The Contractor should not expect or rely upon the Premises maintenance staff to clean up after the Contractor’s work. If this is deemed necessary by Property Management, the cost of such work shall be borne by the Contractor. A fee of $300.00 per day may be deducted from the Tenant’s General Contractor construction deposit.
36.The following activities are specifically prohibited from occurring on the premises and cannot be undertaken by the Contractor:
a)The use of tenant space, other than tenant space being constructed pursuant to this agreement
b)Unauthorized use of building equipment
EXHIBIT G-6

c)The use of the building’s trash compactor, dumpster, or container
d)Unauthorized parking in restricted areas
e)Unauthorized on-site storage
f)Unauthorized congregation in building public space/common areas and loitering in common areas, including the sidewalk areas outside the Property
g)Cooking or quantity food preparation on site
h)Objectionable, abusive, or unacceptable personal behavior of contractor personnel
i)Bringing articles onto or into the Property deemed hazardous such as explosives, or firearms
j)Loud noises, including the use of stereos and radios, on site considered by Management as objectionable
37.Use of alcoholic beverages or any substance defined as an illegal drug by the Contractor or Sub-Contractor employees on the job site is strictly forbidden. In addition, any items that may be termed as a weapon (excluding construction tools) are forbidden on any part of the construction site or in the center.
38.SMOKING IS NOT PERMITTED – Premises policies and City Code prohibit smoking in the building. This includes your construction site. NO EXCEPTIONS!
39.All construction personnel will use service corridors and rear hallways for ingress and egress to/from the job site. No doors are to be left open or jammed open at any time. Violations will result in a $200.00 fine for each occurrence.
40.PROPERTY DRAINAGE SYSTEM – Any Contractor caught pouring anything but water into the Premises sewer system will be billed for the cleaning of the system, all the way to the City storm drain, to insure Property Management that no debris remains anywhere in the system. Additionally, the ENVIRONMENTAL PROTECTION AGENCY will be notified by Tenant Coordination.
41.Saw Cutting – Before any Tenant or Tenant’s Contractor will be allowed to saw cut or core drill the cement slab within the Tenant space, Property Management must be notified AT LEAST FORTY-EIGHT (48) HOURS IN ADVANCE.
EXHIBIT G-7

Property Management will coordinate all adjacent Tenant issues and advise of the scheduling with the following guidelines:
a)All saw cutting and core drilling must be accomplished before 8:00AM and after 6:00PM.
b)If work is scheduled and extra security personnel are needed to guard the Premises, the Tenant’s General Contractor will be responsible for payment in advance. This must be coordinated with Property Management 48 hours in advance of need.
c)It will be the responsibility of the Contractor to clean up any debris escaping into the Premises after this work is finished.
d)All saw cutting must be done with a wet saw and a wet vacuum for clean-up.
42.Before the commencement of any construction activity, all Contractors will provide Tenant Coordination with the following:
a)Permits
b)Security Deposit
c)Insurance
d)List of Sub-Contractors
e)Construction Schedule
PLEASE REVIEW EACH INDIVIDUAL SECTION FOR SPECIFIC INFORMATION REGARDING THAT ITEM. GENERAL CONTRACTOR RESPONSIBLE TO PASS ALONG ALL PERTINENT INFORMATION TO ALL SUB CONTRACTORS.
EXHIBIT G-8

III. Insurance

EXHIBIT “I”
For mutual considerations contained in the Agreement, Contractor accepts by its signature below the provisions of this exhibit.
1.    Contractor shall at its sole cost and expense procure and maintain insurance policies with the following minimum limits, coverages and terms as set forth herein (the “Policies”). The cost to the Contractor is included in the sums Contractor is entitled to receive under this Agreement.
a.Commercial General Liability (CGL) with a limit of not less than $1,000,000 General Aggregate Limit; $1,000,000 Products-Completed Operations Aggregate Limit; $1,000,000 Personal & Advertising Injury Limit; $1,000,000 Each Occurrence Limit; $50,000 Fire Damage Legal Limit; $5,000 Medical Expenses Limit. CGL insurance shall be written on ISO occurrence form CG 00 01 (or a substitute form providing equivalent coverage). The CGL policy shall include (i) ISO Additional Insured Endorsement CG 20 10 10 01 or its equivalent, providing coverage for Owner and any additional insureds (collectively the “Owner Parties”) with respect to liability arising out of the ongoing operations of Contractor; (ii) ISO Additional Insured Endorsement CG 20 37 10 01 or its equivalent, providing coverage for Owner Parties with respect to liability arising out of completed operations of the Contractor for a period of at least two (2) years following Owner’s final acceptance of Contractor’s work; and (iii) a separate general aggregate limit for the Project. The CGL policy shall not have a ‘third-party-action-over’ exclusion.
b.Business automobile liability insurance, including non-owned and hired automobile coverage, with a combined single limit of not less than $1,000,000.
c.Statutory Workers’ Compensation, Disability Benefits and employer’s liability insurance covering all employees associated with the Project, with the following employers liability limits (or such limits as would satisfy the underlying insurance limits requirement of the umbrella liability insurance referred to in f. below): Bodily Injury by accident -$500,000 each accident; Bodily Injury by disease - $500,000 policy limit; Bodily Injury by disease - $500,000 each employee. Wherever permitted, the Workers Compensation policy shall include a Waiver of Our Right to Recover from Others endorsement WC 00 03 13. This endorsement will name the Owner Parties.
d.Property insurance on the Contractor’s property, including but not limited to tools and equipment not intended to be incorporated into the project.
EXHIBIT G-9

e.Professional Liability/Errors or Omissions Coverage with a limit of not less than $1,000,000 for Professional Contractors providing professional services such as, but not limited to, architectural, engineering, or design services.
f.Umbrella liability insurance with a limit of $5,000,000 in excess of the Contractor’s liability insurance policies required in subsections a, b, and c above.
g.Contractor Pollution Liability insurance in a customary form, without any mold exclusion and with limits of liability of not less than $5,000,000 occurrence/in the aggregate.
h.If there is any change in Contractor’s scope of work or any material change in the manner or risk of the work that Contractor is to perform under this Agreement, Contractor shall maintain such other, further and increased insurance as Owner may reasonably require.
2.    Each of the Policies shall be primary insurance, and not be contributing with, nor be in excess of, coverage that Owner Parties may carry or may have available. All Policies shall be issued by an insurance company or companies licensed to do business in the State in which the work is being performed, and having a current A.M. Best rating of not less than “A, IX”, or an equivalent rating issued by another nationally recognized insurer rating agency (such as S& P, Moody’s, or Fitch Ratings.)
3.    Each Policy shall contain a provision that it is not subject to change or cancellation unless thirty (30) days’ prior written notice by certified mail, return receipt requested, shall have been given to the Owner by the insurer.
4.    Each Policy shall include waivers of subrogation.
5.    All Policies purchased and maintained by Contractor (other than Workers’ Compensation and Employers’ Liability insurance and Professional Liability insurance) shall designate Owner Parties as additional insureds.
6.    With respect to Workers’ Compensation, the Alternate Employer endorsement listing Owner as alternate employer should be included.
7.    Contractor shall provide Owner with copies of all insurance certificates and applicable policy endorsements complying with the insurance requirements provided for herein before the Contractor begins work and from time to time thereafter as requested by Owner. Owner may require Contractor to provide complete copies of all insurance policies and/or policy endorsements of its subcontractors.
8.    Contractor shall be responsible for any Project delay or costs incurred by Owner of the documents by reason of Contractor not providing the Owner with Policies that are in compliance with the requirements of this Agreement.
EXHIBIT G-10

9.    The provisions of this Exhibit are not intended to, and shall not, relieve or excuse Contractor from any of its other obligations under this Agreement, including its obligation to hold Owner harmless in the manner and to the extent provided herein or provided by law.
10.    With respect to any loss resulting:
a.from property damage liability, bodily injury liability, personal and advertising injury liability, and/or medical payments (as these terms are generally understood in insurance policies then in effect covering automobile liability, commercial general liability, and/or workers compensation and employers liability), and/or,
b.from or for damage to Contractor’s property, or to property under Contractor’s care, custody, or control (including any indirect or consequential loss arising from such property damage), which loss is covered by any insurance carried (or required to be carried under this agreement) by or for the benefit of Contractor, Contractor (and any person and/or entity claiming through Contractor) hereby releases each of the Owner Parties and waives any claim, based on negligence or otherwise, against the Owner Parties. Any deductible and/or self-insured retention under such insurance shall be deemed to be insurance carried by or for the benefit of Contractor.
11.    The Contractor shall require each subContractor it retains, either in the subcontract or otherwise by appropriate written agreement, to waive all rights of recovery against the Owner Parties and the Contractor with respect to any loss resulting:
a.from property damage liability, bodily injury liability, personal and advertising injury liability, and/or medical payments (as these terms are generally understood in insurance policies then in effect covering automobile liability, commercial general liability, and/or workers compensation and employers liability), and/or,
b.from or for damage to Contractor’s property, or to property under Contractor’s care, custody, or control (including any indirect or consequential loss arising from such property damage), which loss is covered by any insurance carried (or required to be carried under this agreement) by or for the benefit of subContractor, subContractor (and any person and/or entity claiming through subContractor) shall also release each of the Owner Parties and the Contractor and waive any claim, based on negligence or otherwise, against the Owner Parties and the Contractor. Any deductible and/or self-insured retention under such insurance shall be deemed to be insurance carried by or for the benefit of subContractor.
EXHIBIT G-11

12.    The Contractor shall assist and cooperate with the Owner in every manner reasonably possible in connection with the adjustment of all claims for recovery under any insurance policy concerning the Project or the property w here the Project is located.
13.    Tenant and the Contractor hereby acknowledge and agree that operations, work and services performed and/or provided under the Agreement (of which this Exhibit is a part) are also performed for and provided to the Owner Parties. If any of the Contractor’s insurance policies requires that the Contractor must have a written agreement with the Owner Parties to provide the Owner Parties with the protection of the Contractor’s insurance (such as, but not limited to, insured status for the Owner Parties, waiver of insurer’s subrogation rights in favor of the Owner Parties, and the Contractor’s insurance applying on a ‘primary and non-contributory’ basis vis-a-vis the Owner Parties) then, to the limited extent required by such insurance policies, this Exhibit shall be construed as a written agreement between the Contractor and each of the Owner Parties.
14.    Notwithstanding anything to the contrary contained in the Agreement or in any proposal, purchase order, sales order, or any other document that forms part of or is incorporated into the Agreement by reference or inference, in the event of any conflict between the provisions of this Exhibit I and the Agreement (both as may be amended from time to time), the provisions of this Exhibit I will govern.

Authorized Signatory of the Contractor	Date

Print Name:
EXHIBIT G-12

IV. Pre-Construction

SEE APPENDIX “A” FOR FURTHER DETAILS FOR REQUIRED
PRE-CONSTRUCTION ITEMS.
A.    SAFETY REQUIREMENTS
1.It is expected that all Contractors will follow industry standards for a safe and injury free work area and that all Contractors will provide their employees with all necessary and required safety devices and equipment. This provision does not imply that the Premises will take any responsibility to enforce, inspect, and provide safety standards, materials or equipment for any Contractors working within the confines of a Tenant’s space. This provision does expect the Contractor to conform to all OSHA and General Safety Standards expressed in the construction industry when that work involves coordination activities between the Tenant space and the general Premises common area.
2.OSHA lock-Out/Tag-Out provisions for all devices subject to electrical shock, pressure containing vessels, lines or duct systems, and/or explosive gases MUST be adhered to. See the appropriate “system” section for details.
3.All Contractors must provide Owner with Material Safety Data Sheets for any chemical used during the course of your work. The Contractor is required by OSHA to have a Hazardous Communication Program in place indicating to all employees the safe handling of all chemicals.
4.Follow all fire and safety operating requirements when welding and burning.
5.In case of any accident, incident or injury occurs during your construction activity, a report must be made by your company and copies sent to Tenant Coordination. Verbal report must be made within two (2) hours of the incident.
6.Tenant Coordination reserves the right to evict or remove any individual from the premises who is displaying unsafe activity.
B.    PERMITS
1.It is the responsibility of the Tenant/Contractor to acquire all building permits, which must be displayed on site.
C.    SUB-CONTRACTORS
1.The names and telephone numbers of all Sub-Contractors used during demolition, construction, or remodeling, including the trash removal contract, must be provided to the Tenant Coordinator and onsite Property Management.
EXHIBIT G-13

D.    CONSTRUCTION SCHEDULE
1.The dates of construction activity in the Tenant premises are to be submitted to Management, including any changes to the initial schedule, at least 24 hours in advance.
2.The Tenant or Tenant’s Contractor must notify in writing when construction has started and when construction has been completed. A copy of both notifications should be mailed to the Tenant Coordinator and Management. A Certificate of Occupancy must also be obtained if necessitated from the City of San Francisco Department of Building Inspection occupying the Tenant space for business. Provide copy of Certificate of Occupancy to Tenant Coordinator/Property Management.
E.    DUST PROTECTION
1.Protection of Adjacent Spaces – Dust protection to be provided to the individual stores adjacent to the work being performed. The Contractor’s liability for dust and dirt intrusion into adjoining space is not negated by this action. Prudent care must be taken to ensure that no merchandise is damaged. The Contractor must coordinate all dust protection work with Tenant Coordinator/Property Management.
F.    DEMOLITION
1.Prior to any demolition and/or construction work, it must be determined whether such work will affect the Fire life safety systems. If the Fire life safety systems may be affected, the Tenant Coordinator, Building Management and Chief Engineer must be notified 48 hours prior to commencement of work. Under no circumstances will the Fire life safety system be shutdown overnight, on weekends, or holidays. Contractor will be responsible for paying any fines and associated charges resulting from failure to provide required notification.
2.All demolition involving the wholesale removal of all existing store components will require the on-site supervision of the General Contractor assigned to the project. Under NO CIRCUMSTANCES will demolition occur without General Contractor over sight.
3.Should a sprinkler shut off be required, the General Contractor must provide (48)-hour notice to Property Management and Chief Engineer in writing. The General Contractor will be required to pay the $500.00 Sprinkler shutoff fee.
4.All demolition operations that raise the noise level above 75db (loud talking) will need to be coordinated with Tenant Coordinator/Property Management and will need to occur before 8:00AM and after 6:00 PM.
EXHIBIT G-14

5.All existing mechanical and electrical systems within the confines of the Tenant space must be treated during demolition exactly the same as they are treated in other provisions of this construction coordination guideline document.
6.All demolition removal of debris will occur before 8:00 AM.
7.Tenant’s Contractors will not be permitted to use any Premises dumpsters, hand trucks, dollies, ladders, trash containers, mops, or buckets. In the event this happens, you will be billed for the total cost of replacement.
8.The Contractor is responsible for any debris inside or around their dumpster.
9.Contractors must understand that the Owner cannot monitor Tenants, visitors, or others who may utilize their containers and therefore, will not police any problems that arise from this operation.
10.Should serious problems arise with excessive trash accumulation that is not the Contractor’s, then contact Owner for assistance.
EXHIBIT G-15

V. MEP Systems

A.    HVAC SYSTEMS
1.All wall, floor, and roof penetrations must be sealed against liquids and must conform to fire and smoke preventions.
2.The General Contractor is responsible for the final condition of the roof and will be required to rectify any problems arising from the General Contractor’s operations, should the Contractor do any work on and/or affecting the Roof
3.Management must be notified forty-eight (48) hours in advance of crane work. At that time, a location for crane access will be discussed. All costs/expenses for additional security requirements will be borne by the General Contractor. Payment in advance is required. The crane company must provide a separate certificate of insurance naming Premises as insured’s. Work must be completed by 8:00AM.
4.General Contractor shall obtain permission from Management should HVAC access/work be required outside of tenant space. Any corrective action required will be deducted from General Contractor’s security deposit.
5.All shutdowns will require seventy two (72) hours advance notice. Approval from Tenant Coordinator/Property Management must be attained prior to proceeding with the work.
B.    ELECTRICAL SYSTEMS
1.All electrical closets must be treated properly. No debris, tools, ladders or any other construction equipment will be permitted inside the closets. All wall and floor penetrations MUST be sealed against liquids and conform to fire and smoke provisions of the City of San Francisco’s respective jurisdictional authorities.
2.All Contractors will comply with the current OSHA Lock-Out/Tag Out policy. No Contractor will attempt to work within the Tenant space without a Lock-Out/Tag-Out placed on appropriate breaker/switch/disconnect.
3.Lock-Out/Tag-Out materials will be the responsibility of the Electrical Contractor and General Contractor.
4.The General Contractor will coordinate all electrical work through Property Management and will ascertain the need to change any system installations. All changes are required to be approved before proceeding.
EXHIBIT G-16

5.General Contractor shall obtain permission from the Management should electrical access/work be required outside of tenant space. Any corrective action required will be deducted from General Contractor’s security deposit.
6.Any work within the building ELECTRICAL CLOSET will require permission from owner. ALL ELECTRICAL WORK involving any equipment inside the electrical closets will REQUIRE A SHUTDOWN of all power in that closet. All shutdowns will require a seventy two (72) hour notice to owner and their approval before proceeding.
7.If an electrical shutdown is required which might affect the tenants in the premises, the Contractor will notify Tenant Coordinator/Property Management seventy two (72) hours in advance prior to the shutdown. Shutdown shall be performed only at the direction of Tenant Coordinator/Property Management. All costs associated with the shutdown are the Contractor’s responsibilities. Shutdowns shall not exceed five (5) hours in duration. Approval from Tenant Coordinator/Property Management must be attained prior to proceeding with work. All work to be done after hours unless otherwise approved.
C.    PLUMBING SYSTEMS
1.All plumbing work will be coordinated with Tenant Coordinator/Property Management. All wall and floor penetrations MUST be sealed against liquids and conform to fire and smoke provisions of the City of San Francisco’s respective jurisdictional authorities.
2.General Contractor shall obtain permission from Tenant Coordination/Property Management should plumbing access / work be required outside of tenant space. Any corrective action required will be deducted from General Contractor’s security deposit.
3.The General Contractor is responsible for all oversight of the plumbing operations and any coordination work with other systems “outside” the immediate Tenant work area.
4.If a plumbing shutdown is required which might affect other tenants within the property, the Contractor will notify Tenant Coordinator/Property Management seventy-two (72) hours in advance prior to the shutdown. Shutdown shall be performed only at the direction of Tenant Coordination/Property Management. All costs associated with the shutdown are the Contractor’s responsibilities. Shutdowns shall not exceed five (5) hours in duration. Approval from Tenant Coordinator/Property Management must be attained prior to proceeding with work. All work to be done after hours only.
EXHIBIT G-17

VI. Other Building Systems

A.    GAS SYSTEMS
1.All gas systems will be treated the same as the electrical systems with all appropriate Lock-Out/Tag-Out procedure followed. All wall and floor penetrations MUST be sealed against liquids and conform to fire and smoke provisions of the City of San Francisco’s respective jurisdictional authorities.
2.All gas systems work will require the coordination with Tenant Coordinator/ Property Management.
3.General Contractor shall obtain permission from Tenant Coordination/Property Management should gas access / work be required outside of tenant space. Any corrective action required will be deducted from General Contractor’s security deposit.
4.All gas systems will be required to have a twenty-four (24) hour pressure test procedure applied and the appropriate test certificate will be given to Property Management at the conclusion of the project.
5.If a gas shutdown is required which might affect retail tenants the Contractor will notify Tenant Coordinator/Property Management seventy-two (72) hours in advance prior to the shutdown. Shutdown shall be performed only at the direction of Tenant Coordination/Property Management. All costs associated with the shutdown arc the Contractor’s responsibilities. Shutdowns shall not exceed five (5) hours in duration. Approval from Tenant Coordinator/Property Management must be attained prior to proceeding with work. All work to be done after hours only.
B.    SPRINKLER
1.Any fire protection work must be approved by Tenant Coordinator/Property Management and a forty-eight (48) hour advance notice must be provided for sprinkler shutdowns.
2.All Sprinkler system shutdowns must be conducted by the Property Sprinkler Contractor.
Simplex Grinnell
[***]
3.Sprinkler shutdowns can take place no earlier than 8:00 AM and system must be reactivated by 3:00 p.m. Sprinkler shutdowns will not be permitted on the
EXHIBIT G-18

weekends and holidays. At NO time will a system be shutdown overnight. Plan the work accordingly.
4.A fee of $500.00 is required for each sprinkler shutdown.
5.The Sprinkler Contractor is subject to the insurance requirements noted.
6.The system is activated twenty-four (24) hours a day; therefore, when demolition is necessary, extreme caution must be taken.
7.In accordance with NFPA-13, the Sprinkler Contractor shall plan and organize his work so that the sprinkler zone involved is drained down the absolute minimum time.
8.All sprinkler system shutdowns must be conducted by the Premises Sprinkler Contractor.
9.During a sprinkler shutdown and at ALL times you must post NO SMOKING signs.
10.General Contractor shall obtain permission from Management should sprinkler access/work be required outside of tenant space. Any corrective action required will be deducted from General Contractor’s security deposit.
11.If a sprinkler shutdown is required which will affect tenants in the Premises the Contractor will notify Tenant Coordinator/Property Management and Chief Engineer seventy-two (72) hours in advance prior to the shutdown. Shutdown shall be performed only at the direction of Tenant Coordination/Property Management. All costs associated with the shutdown are the Contractor’s responsibilities. Shutdowns shall not exceed five (5) hours in duration. Approval from Tenant Coordinator/Property Management must be attained prior to proceeding with work. All work to be done after hours only.
C.    ROOFING
1.Any roof penetrations must be approved, in writing, by Tenant Coordinator/Property Management.
2.No one is allowed to remove anything from the roof area without expressed, written approval from Tenant Coordinator/Property Management.
3.All roof work must be completed by the Premises Roofing Contractor to avoid warranty/service problems.
4.Extreme care must be exercised when working on the roof area. No gang boxes, pallets, or any other foreign materials or equipment that may damage the roof are permitted on the roof area.
EXHIBIT G-19

5.Any work involving exhaust fans or other mechanical devices must be coordinated in such a manner as to absolutely minimize any potential exposure of the roof to damage.
6.The General Contractor is responsible for the final condition of the roof and will be required to rectify any problems arising from General Contractor’s operations.
7.All roofing work must be coordinated with Property Management and will require a sufficient notice, forty-eight (48) hours minimum.
8.The Premises Roofing Contractor MUST be involved with every and any penetrations through the roof.
9.Antenna Use - All requests must be made in writing.
a.Installation of antennae or a satellite dish must be pre-approved by the Landlord.
i.Tenant/Tenant Contractor obtain all necessary permits and approvals per applicable laws.
ii.Tenant/Tenant Contractor installs and maintains the Dish.
iii.The Dish shall not interfere with any other communication systems or equipment of Landlord or any other Tenant in the property.
iv.Tenant/Tenant Contractor shall be liable for damage to the roof caused by the installation, maintenance, repair, replacement or operations of the Dish.
v.In no event shall the Dish or Tenant’s installation, maintenance, repair, or replacement, thereof cause any Contractor’s warranty (ies) in connection with the roof of the building benefiting the Landlord and the building, to become invalid or null and void.
vi.In the event that the Tenant, or any of Tenant’s agents, employees or Contractors, cause such Contractor’s warranty(ies) to become null and void, Tenant/Tenant’s Contractor shall be responsible during the remainder of the period that would have otherwise been covered by such invalid or voided warranty(ies) for reimbursing the Landlord for all repairs to the roof of the building, whether caused by the Tenant’s Contractor or any other Tenant, which would otherwise have been covered by such invalid or voided warranty(ies).
EXHIBIT G-20

vii.In the event that the Dish damages or causes wear to the roof, the Tenant/Tenant Contractor shall reimburse Landlord for costs and expenses in connection with the repair or replacement thereof.
D.    FIRE ALARM
1.The system is activated twenty-four (24) hours a day; therefore, when demolition is necessary, extreme caution must be taken.
2.All Fire-Mann system shutdowns must be conducted by the Property Fire Alarm Contractor.
Simplex Grinnell
[***]
3.Any fire protection work must be approved by Tenant Coordinator/Property Management and a forty-eight (48) hour advance notice must be given. Please contact Tenant Coordination for the Base Building Fire Alarm Contractor Contact information.
4.If a fire-alarm sprinkler shutdown is required which might affect other tenants in the Premises the Contractor will notify Tenant Coordinator/Property Management seventy-two (72) hours in advance prior to the shutdown. Shutdown shall be performed only at the direction of Tenant Coordination/Property Management. All costs associated with the shutdown are the Contractor’s responsibilities. Shutdowns shall not exceed five (5) hours in duration. Approval from Tenant Coordinator/Property Management must be attained prior to proceeding with work. All work to be done after hours only.
EXHIBIT G-21

VII. Fees

A.    CONSTRUCTION SECURITY DEPOSIT
1.A construction deposit of $5,000.00 per project is required. Forfeiture of security deposit may occur if damage to the Premises is such that it is identifiable to that Contractor and no effort is made on the Contractor’s part to rectify the problems.
B.    SPRINKLER/FIRE-ALARM SHUTDOWN (IF APPLICABLE)
1.Sprinkler shutdowns will be billed at $500.00 per occurrence.
2.Fire-Alarm shutdowns will be billed at $500.00 per occurrence.
EXHIBIT G-22

VIII. Post Construction

SEE APPENDIX “B” FOR FURTHER DETAILS REGARDING REQUIRED POST
CONSTRUCTION ITEMS.
A.    PUNCH LIST
1.The General Contractor is ultimately responsible to the Tenant to assure compliance with all plans and specifications and that the Tenant is satisfied with the delivery of the premises. It is not the intention of this provision to supplement or exempt the Contractor from performing those duties.
2.It is the intention of this provision that the Contractor satisfies any and all components of the project that inter-relate and overlap Premises systems and components.
3.The common area associated with the construction activities will be addressed and repaired if necessary, but not limited to any other related areas associated with the Contractors activity, such as electrical room tags, completion of signs, miscellaneous painting, door repairs, condition of loading docks, and roll off containers remaining on Premises.
4.Final Construction Punch List – A walkthrough is to be scheduled with Tenant Coordination/Property Management designee in conjunction with the removal of the barricade.
B.    SIGN OFFS & REQUIRED DOCUMENTATION
1.Sign-Offs and or Certificate of Occupancy – Letter of Completions and or a Certificate of Occupancy must be obtained and posted on the premises (with a copy to the Property Management Office) prior to the store’s opening for business.
2.Tenant General Contractor must deposit a Release and Waiver of Liens along with releases for all Sub-Contractors with Tenant Coordinator within seven (7) days of completion of work.
EXHIBIT G-23

IX. Appendix

APPENDIX A
PRE-CONSTRUCTION CHECK LIST
Below is a list of items that must be completed prior to the start of Tenant construction:
☐    Approval from the Tenant Coordinator to proceed (from Tenant Coordinator)
☐    Copy of all Permits for construction and/or Signage (Tenant Contractor)
☐    Copy of the approved set of construction drawings from the Land Lord and Local Jurisdiction, Original copy must be maintained on the job site at all times. (Tenant Contractor)
☐    Date of Possession (DOP) Letter (signed by Tenant / or Tenant’s Agent)
☐    Certificate of Insurance (Tenant Contractor)
☐    Construction Security Deposit (Amount as defined Construction Rules and Regulations above)
☐    Sub-Contractor List (include Union Affiliation as required, but must have 24 hour emergency number)
☐    Construction Schedule (from Tenant or Tenant Contractor — submit updates as required)
☐    Space Acceptance Letter and Punchlist (Letter executed, punchlist created by Tenant Coordinator and Tenant/Tenant Contractor)
☐    Inspection Process (Review with Tenant or Tenant Contractor)
☐    Safety Meeting with on site coordinator
☐    Construction Guidelines (General & Subcontractor must sign and return to Tenant Coordination)
☐    Exhibit I (General & Subcontractor must sign and return to Tenant Coordination)
☐    Turn Over Keys (Receipt signed by Tenant or Tenant Contractor)
☐    Turn over Contractor Guideline Manual (Receipt signed by Tenant or Tenant Contractor. Review book and its content.)
EXHIBIT G-24

APPENDIX B
POST CONSTRUCTION CHECKLIST
Below is a list of items that must be completed prior to the receipt of security deposit and/or Final Tenant Allowance Payment
☐    As-Built Drawings – CAD
☐    Contractor’s Sworn Statement
☐    Tenant General Contractor Guarantee (on Contractor Letterhead)
☐    Tenant General Contractor Affidavit (on Contractor Letterhead)
☐    Unconditional Final Waivers of Lien from Tenant General Contractor
☐    Unconditional Final Waivers of Lien from all Sub-Contractors
☐    Copy Certificate of Occupancy and or Letter of Completion (LOC)
☐    Copy of all signed-off permit/inspection card(s) and all operating or business licenses
☐    Tenant Declaration
☐    Landlord Punch List (Signed Off)
☐    W-9 Form
EXHIBIT G-25

Unconditional Waiver and Release upon Final Payment
The undersigned has been paid in full for all labor, services, equipment or material furnished to on the job of __________ and does hereby waive and release any right to a mechanic’s lien, stop notice, or any right against a labor and material bond on the job, except for disputed claim for extra work in the amount of $__________.

SIGNATURE:
TITLE:
COMPANY:
DATED:
THE STATE OF __________)
COUNTY OF     ____________)
BEFORE ME, the undersigned authority, on this day, personally appeared __________ of __________ subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and considered therein expressed, in the capacity therein stated and as the act and deed of said corporation.
GIVEN UNDER MY HAND AND SEAL OF OFFICE, this ____ day of ___________, 201___.

NOTARY PUBLIC IN AND FOR THE STATE OF

(Printed Name of Notary)

My Commission Expires:
Notice: This document waives rights unconditionally and states that you have been paid for giving up those rights. This document is enforceable against you if you sign it, even if you have not been paid. If you have not been paid, use a conditional release form.
EXHIBIT G-26

CONTRACTORS SWORN STATEMENT
State of __________________
County of ________________
The affiant, _____________ being first duly sworn deposes and says that he is__________ of
                             (person signing name)                                                                                                                 (position)
_______________ under contract with _______________________ doing Tenant Improvements.
          (company name)                                                             (tenant name)
Space #___________ and owned by _______________
For the purpose of said contract, the following persons have been contracted with and have furnished or are furnishing and preparing materials for and have done or doing labor on said improvement. That there is due and to become due to them respectively the amounts set opposite their names for materials or labor as stated. That this statement is a full true and complete statement of all such persons and of the amounts paid.

1	2	3	4	5	6	7
Name and Address	Type of work	Adjusted Total Contract Include Extras/Credits

Total
Amount Of Original Contract Extras To Contract Total Contract And Extras Credits To Contract Adjusted Total Contract		$ .	Work Completed To Date Less ___ % Retained Net Amount Earned			$
		$ .				$
		$ .				$
		$ .	Net Previously Paid Net Amount of This Payment Balance To Become Due (Include Retention)			$•
		$ .				$.
$

Signed_________________________             Position _________________________________
Subscribed and sworn to before me this ____ day of ______________, 20___.
Notary Public _____________________________________
My commission expires on __________________________
EXHIBIT G-27

TENANT DECLARATION
(ON TENANT’S LETTERHEAD)
Property:
Attention:        Tenant Coordination
Re:                   Tenant Name: _________________           Space #:____________
To Whom It May Concern:
The undersigned, _________________, a corporation, (“Tenant”) does hereby declare the following:
1.    The Lease Premises is open for business
2.    All Tenant’s Contractors, Sub-Contractors and other persons performing labor and/or supplying materials in connection with Tenant’s Work have been paid in full or adequate security has been provided therefore by way of bond or otherwise.
3.    All waivers attached hereto are true and correct and, to Tenant’s knowledge, there is no claim, either legal or equitable, to defect the validity of said waivers.
Executed at ______________, __________________, on
                                      (city)                            (state)
Date:               ______________________________
By:                  ______________________________
                                      (Sign Name)
                       _______________________________
                                            (Title)
EXHIBIT G-28

GENERAL CONTRACTOR’S AFFIDAVIT
(on General Contractor’s Letterhead)
Property:
Attention:    Tenant Coordination
Re:                   _______________________             _____________
                        (Space Name)                                     (Space #)
To Whom It May Concern:
The undersigned, a (corporation/sole proprietor), (“Tenant Contractor”) does hereby declare the following:
1.    The Lease Premises have been constructed substantially in accordance with Landlord and Agency approved drawings.
2.    All Tenants Punch list items noted on Landlord’s Punch list have been completed (copy attached).
3.    Construction of the Lease Premises was completed on___________________.
Executed at _______________, ________________, on
                                    (City)                                            (State)
Date:__________________________________
(Month, Day)         (Year)
By:                    ____________________
                                 (Company)
                         ____________________
                                (Sign Name)
                         ____________________
                                   (Title)
EXHIBIT G-29

GENERAL CONTRACTOR’S GUARANTEE
(To Be Printed on Contractor’s Letterhead)
GUARANTEE FOR __________________________
                         (TENANT)
Extended Equally To: _______________________________________________
                                  (Business Owner/Client)
-AND-
_________________, The Landlord
We hereby guarantee that the Tenant Improvement which we have installed/performed at the _______________ store has been done in strict accordance with the drawings and specifications provided by our Client, the Business Owner and approved by [Owner Entity], the Landlord and that the work installed will fulfill the requirements of those specifications.
We agree to repair or replace or cause to be repaired or replaced any of all of our work, which may prove to be defective in workmanship or materials, together with any adjacent work which requires repair or replacement because of our defective work, within a period of One Year from ______________ (opening date) or (the date of Acceptance), 20___ (whichever is later) of the above named project by the Owner.
Damages caused by natural disaster, or unusual abuse and neglect by others are excluded from this guarantee.
If we fail to start compliance with the above paragraph within ten (10) days after receipt of written notice from the Owner (our Client), their architect or the Landlord to do so, or fail to pursue such compliance with diligence, we, jointly and severally do hereby authorize the Owner or Landlord to proceed to have the defects repaired and made good at our sole expense, and we will honor and pay the costs and charges for it together with interest at the maximum rate then permitted by governing state law, upon demand.
If we fail to fulfill the preceding obligations, and if Owner or Landlord brings action to enforce this guarantee, we agree to pay Owner’s or Landlord’s reasonable attorney’s fees incurred in connection herewith.

(Company Name)

By:

Title:

Date:
EXHIBIT G-30

THE ATTACHED WORK RELEASE FORM MUST BE SIGNED AND TURNED IN TO TENANT COORDINATION OR MANAGEMENT ACCOMPANIED BY REQUISITE DEPOSIT(S) AND CERTIFICATE OF INSURANCE BEFORE ANY WORK BEGINS ON THE PROPERTY.
I have received and read the above construction procedures.

Building:

Tenant:

Contractor:

By:

Title:

Dated:
After reviewing these guidelines, please sign this form and send to the above address.
Any questions regarding the attached Rules and Regulations may be directed to:
ATTN:
Direct Line:
Fax:
E-mail:

END OF DOCUMENT
EXHIBIT G-31

EXHIBIT H
CERTIFICATE OF INSURANCE
[TO BE ATTACHED]
EXHIBIT H

EXHIBIT I
BASE RENT SCHEDULE
Seventh Floor Premises & Tenth Floor Premises

Period	Annual Amount	Monthly Amount
July 1, 2022 — June 30, 2023	$4,555,184.27	$379,598.69
July 1, 2023 — June 30, 2024	$4,691,839.80	$390,986.65
July 1, 2024 — September 30, 2024	$4,832,594.99	$402,716.25
Fifth Floor Premises

Period	Annual Amount	Monthly Amount
November 1, 2023 — September 30, 2024	$2,359,244.52	$196,603.71
EXHIBIT I

EXHIBIT J
RESERVED
EXHIBIT J